EXHIBIT 4.3

THE PEPSICO 401(k) PLAN
FOR HOURLY EMPLOYEES

As Effective
January 1, 2002 (Except as Otherwise Noted)

TABLE OF CONTENTS

PREAMBLE

ARTICLE I - DEFINITIONS

ARTICLE II - PARTICIPATION

2.1	COMMENCING PARTICIPATION
2.2	BREAK IN SERVICE

ARTICLE III - CONTRIBUTIONS AND ALLOCATIONS

3.1	CONTRIBUTION ELECTIONS
3.2	PRE-TAX CONTRIBUTIONS
3.3	AFTER-TAX CONTRIBUTIONS
3.4	ROLLOVER CONTRIBUTIONS
3.5	QNECS
3.6	MILITARY LEAVE
3.7	CONTRIBUTIONS SUBJECT TO DEDUCTIBILITY
3.8	ALLOCATION OF CONTRIBUTIONS
3.9	VALUATION; EARNINGS AND LOSSES
3.10	RETURN OF CONTRIBUTIONS

ARTICLE IV - INVESTMENTS

4.1	PARTICIPANT INVESTMENT PROVISIONS
4.2	INVESTMENT ELECTIONS
4.3	INVESTMENT FUNDS
4.4	INVESTMENT OF LOAN REPAYMENTS AND RESTORATION OF FORFEITURES
4.5	PEPSICO COMMON STOCK FUND

ARTICLE V - VESTING

5.1	PRE-TAX CONTRIBUTIONS, AFTER-TAX CONTRIBUTIONS, AND ROLLOVER CONTRIBUTIONS
5.2	MATCHING CONTRIBUTIONS
5.3	VESTING UPON REEMPLOYMENT AFTER A BREAK IN SERVICE
5.4	FORFEITURES
5.5	ALLOCATION OF FORFEITURES
5.6	RESTORATION OF FORFEITED ACCOUNT

ARTICLE VI - IN-SERVICE WITHDRAWALS

6.1	WITHDRAWAL OF AFTER-TAX CONTRIBUTIONS
6.2	WITHDRAWAL OF ROLLOVER CONTRIBUTIONS
6.3	WITHDRAWAL OF MATCHING CONTRIBUTIONS
6.4	WITHDRAWALS OF PRE-TAX CONTRIBUTIONS AND QNECS
6.5	WITHDRAWALS AFTER ATTAINING AGE 59-1/2
6.6	HARDSHIP WITHDRAWALS
6.7	IN-SERVICE WITHDRAWAL PROCEDURES AND RESTRICTIONS

ARTICLE VII - LOANS

7.1	GENERAL RULE
7.2	AMOUNT OF LOAN
7.3	INTEREST RATE AND SECURITY
7.4	SOURCE OF LOANS
7.5	REPAYMENT AND TERM
7.6	DEEMED DISTRIBUTIONS
7.7	ADDITIONAL RULES

ARTICLE VIII - DISTRIBUTIONS

8.1	ELIGIBILITY FOR DISTRIBUTION UPON SEPARATION FROM SERVICE
8.2	DISTRIBUTIONS UPON RETIREMENT OR DISABILITY
8.3	INSTALLMENT OPTION BEFORE JANUARY 1, 2003 FOR CERTAIN EMPLOYEES
8.4	DISTRIBUTION UPON DEATH
8.5	COMMENCEMENT OF PAYMENTS
8.6	FORM OF PAYMENT
8.7	AMOUNT OF DISTRIBUTION
8.8	CASHOUT DISTRIBUTIONS
8.9	DIRECT ROLLOVERS
8.10	QUALIFIED DOMESTIC RELATIONS ORDERS
8.11	BENEFICIARY DESIGNATION
8.12	INCOMPETENT OR LOST DISTRIBUTEE

ARTICLE IX - INVESTMENT OF THE TRUST

9.1	TRUST AGREEMENT
9.2	APPOINTMENT OF INVESTMENT MANAGERS
9.3	INVESTMENT MANAGER POWERS
9.4	POWER TO DIRECT INVESTMENTS
9.5	EXCLUSIVE BENEFIT RULE

ARTICLE X - PLAN ADMINISTRATION

10.1	ALLOCATION OF RESPONSIBILITY AMONG FIDUCIARIES FOR PLAN AND TRUST ADMINISTRATION
10.2	ADMINISTRATION
10.3	CLAIMS PROCEDURE
10.4	RECORDS AND REPORTS
10.5	ADMINISTRATIVE POWERS AND DUTIES
10.6	RULES AND DECISIONS
10.7	PROCEDURES
10.8	AUTHORIZATION OF BENEFIT DISTRIBUTIONS
10.9	APPLICATION AND FORMS FOR DISTRIBUTIONS

ARTICLE XI - AMENDMENT AND TERMINATION

11.1	AMENDMENT OF THE PLAN
11.2	RIGHT TO TERMINATE THE PLAN OR DISCONTINUE CONTRIBUTIONS
11.3	EFFECT OF TERMINATION OR DISCONTINUANCE OF CONTRIBUTIONS
11.4	EFFECT OF A PARTIAL TERMINATION
11.5	PLAN MERGER
11.6	ADDITIONAL PARTICIPATING EMPLOYER
11.7	WITHDRAWAL OF A PARTICIPATING EMPLOYER

ARTICLE XII - MISCELLANEOUS PROVISIONS

12.1	ACTION BY THE COMPANY
12.2	NO RIGHT TO BE RETAINED IN EMPLOYMENT
12.3	NON-ALIENATION OF BENEFITS
12.4	REQUIREMENT TO PROVIDE INFORMATION TO PLAN ADMINISTRATOR
12.5	SOURCE OF BENEFIT PAYMENTS
12.6	CONSTRUCTION
12.7	GOVERNING LAW

ARTICLE XIII - LIMITATION ON PRE-TAX CONTRIBUTIONS

13.1	CODE §402(G) LIMITATION ON PRE-TAX CONTRIBUTIONS
13.2	TREATMENT OF EXCESS DEFERRALS
13.3	COORDINATION WITH OTHER ARRANGEMENTS IN WHICH SALARY IS DEFERRED

ARTICLE XIV - NONDISCRIMINATION RULES

14.1	DEFINITIONS APPLICABLE TO THE NONDISCRIMINATION RULES
14.2	ACTUAL DEFERRAL PERCENTAGE TEST
14.3	MORE THAN ONE EMPLOYER-SPONSORED PLAN SUBJECT TO THE ADP TEST
14.4	RECHARACTERIZATION OF PRE-TAX CONTRIBUTIONS
14.5	TREATMENT OF EXCESS CONTRIBUTIONS
14.6	QNECS
14.7	REQUIRED PLAN AGGREGATION FOR PURPOSES OF THE ADP TEST
14.8	REQUIRED PLAN DISAGGREGATION FOR PURPOSES OF THE ADP TEST

ARTICLE XV - CODE §415 LIMITATION

15.1	DEFINITIONS APPLICABLE TO THE CODE §415 LIMITATION
15.2	CODE §415 LIMITATION ON ANNUAL ADDITIONS
15.3	APPLICABLE REGULATIONS

ARTICLE XVI - TOP HEAVY PROVISIONS

16.1	DEFINITIONS APPLICABLE TO THE TOP HEAVY PROVISIONS
16.2	APPLICATION OF ARTICLE XVI
16.3	MINIMUM VESTING
16.4	MINIMUM CONTRIBUTIONS

APPENDIX

ARTICLE A - SPINOFF FROM PEPSICO 401(K) PLAN

A.1	SCOPE
A.2	TRANSFER OF PARTICIPATION, ACCOUNTS AND ELECTIONS
A.3	BLACKOUT PERIODS

ARTICLE B - MERGER OF THE TROPICANA PLANS

B.1	SCOPE
B.2	DEFINITIONS
B.3	TRANSFER OF PARTICIPATION, ACCOUNTS AND ELECTIONS
B.4	BLACKOUT PERIODS
B.5	CONVERSION OF AFTER-TAX CONTRIBUTION ELECTIONS
B.6	ELIGIBILITY
B.7	INVESTMENT ELECTIONS
B.8	VESTING OF PRIOR MATCHING CONTRIBUTIONS UNDER TROPICANA UNION PLAN
B.9	HARDSHIP WITHDRAWALS
B.10	CERTAIN DISTRIBUTION AND PAYMENT OPTIONS

THE PEPSICO 401(k) PLAN
FOR HOURLY EMPLOYEES

PREAMBLE

The PepsiCo 401(k) Plan for Hourly Employees (“Plan”) permits eligible employees to defer receipt of a portion of their compensation on a pre-tax basis in order to promote retirement savings. The Plan provides for distributions in the event of termination of employment. In addition, withdrawals are permitted in certain circumstances and loans are available to certain participants. The Plan consists of a profit-sharing plan containing a cash or deferred arrangement that is intended to meet the requirements for qualification and tax-exemption under Code §§ 401(a) and 401(k). The Plan also consists of an employee stock ownership plan (the “ESOP”) that is intended to qualify as a stock bonus plan under Code § 401(a) and an employee stock ownership plan under Code § 4975(e)(7) and ERISA § 407(d)(6). The ESOP shall consist of the portion of the Plan which, as of any applicable date, is invested in that part of the PepsiCo Common Stock Fund allocated to the ESOP Subfund. Both the ESOP portion of the Plan and the profit-sharing portion of the Plan are intended to constitute a single plan under Treas. Reg. § 1.414(l)-1(b)(1).

This Plan was originally created, effective as of the beginning of the day on January 1, 2002 (the Spinoff Time”), by spinoff (the “Spinoff”) from the PepsiCo 401(k) Plan. Immediately following the Spinoff, the PepsiCo 401(k) Plan was amended and renamed the PepsiCo 401(k) Plan for Salaried Employees (the “Salaried Plan”). The PepsiCo 401(k) Plan for Salaried Employees together with the PepsiCo 401(k) Plan for Hourly Employees shall be referred to collectively after the Spinoff as the PepsiCo 401(k) Plan.

The rights and benefits of individuals who had received a complete distribution of their entire vested Plan benefit by December 31, 2001 shall be governed by the applicable provisions of the PepsiCo 401(k) Plan as in effect from time to time prior to the Spinoff.

Effective immediately after the Spinoff on January 1, 2002, the Retirement Savings and Investment Plan for Union Employees of Tropicana Products, Inc. and Affiliates, Plan Number 007, (the “Tropicana Union Plan”) and the Retirement Savings and Investment Plan for Union Employees of Tropicana Products, Inc. and Affiliates (Teamsters Local Union #173), Plan Number 008, (the “Tropicana Teamsters Plan”) were merged into this Plan. This Plan document reflects the terms of the Plan immediately after this merger. The determination of the rights of Participants and Beneficiaries (and of those claiming through or on behalf of such individuals) as of any time prior to the merger date shall be governed by the prior documents for the Tropicana Union Plan and the Tropicana Teamsters Plan as in effect from time to time prior to the merger.

The rights and benefits of any individual who ceases to be a participant (and of anyone claiming through or on behalf of such individual) in this Plan shall be determined in accordance with the provisions of this Plan in effect not later than the date such individual ceases to be a participant in this Plan unless otherwise specified in the Plan or required by law.

ARTICLE I - DEFINITIONS

Where the following, boldfaced words and phrases appear in this Plan with initial capitals, they shall have the meaning set forth below.

1.1	"Account" means the sum of a Participant's After-tax Contributions Account, Prior Matching Contributions Account, Pre-tax Contributions Account, Rollover Contributions Account and QNECs Account, which sum constitutes the Participant’s total interest in the Trust.

1.2	“After-tax Contributions” means any after-tax contributions made to the Pre-Spinoff Plan, the Tropicana Union Plan or the Tropicana Teamsters Plan by a Participant pursuant to an after-tax contribution election that was allowed under the Pre-Spinoff Plan, the Tropicana Union Plan or the Tropicana Teamsters Plan.

1.3	“After-tax Contributions Account” means the separate subaccount of a Participant’s Account to which Participant’s After-tax Contributions and any income, expense, gain or loss thereon are credited.
1.4	“Beneficiary” means the person designated by a Participant on the Beneficiary Designation Form or such other person who becomes entitled to a benefit under the Plan in accordance with Section 8.11.
1.5	“Beneficiary Designation Form” means a form prescribed by the Plan Administrator for designating Beneficiaries (and any form authorized for use under any predecessor plan that is accepted by the Plan Administrator).

1.6	“Board” means the Board of Directors of the Company.
1.7	“Borrower” means a Participant who has made an application for or who has received a loan from the Plan in accordance with Section 7.1.
1.8	“Break in Service” means the period commencing on the Participant’s Service Cutoff Date and ending on the Participant’s Reemployment Commencement Date, except that a Break in Service shall not include any period of time when an individual is not an Employee because he or she is serving in the uniformed services of the United States if the individual seeks reinstatement as an Employee while his or her reemployment rights are protected by law. The defined term “Break in Service” is used solely for purposes of determining vesting.

1.9	“Code” means the Internal Revenue Code of 1986, as amended.
1.10	“Company” means PepsiCo, Inc., a corporation organized and existing under the laws of the State of North Carolina or its successor or successors.
1.11	“Compensation” means one of the following, depending on the context:
(a)	For purposes of the Actual Deferral Percentage test in Article XIV, any definition of compensation permissible under Code § 414(s), as chosen by the Plan Administrator for each Plan Year.
(b)	For purposes of determining a Highly Compensated Employee in Section 1.29, compensation as defined in Treas. Reg.ss. 1.415-2(d)(2) and (d)(3).
(c)	For all other purposes, an Employee’s W-2 wages as reported or reportable, but including elective contributions that are made by an Employer that are not includible in gross income under Code §§ 125, 402(g)(3) and 132(f)(4) (and determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed).

Notwithstanding the above, a Participant’s Compensation for a Plan Year shall not exceed: (i) as of the Effective Date, $200,000 and (ii) notwithstanding the preceding, such higher dollar amount as may permissibly apply for a Plan Year pursuant to adjustments in the dollar limitation under Code § 401(a)(17) announced by the Secretary of the Treasury. In the case of a Plan Year of less than 12 months, the limitation specified in the previous sentence shall be adjusted by first dividing the limit by 12 and then multiplying the resulting quotient by the number of months in the Plan Year. An Eligible Employee’s Contribution Election is expressed as a percentage of “Salary” and not as a percentage of “Compensation.”

1.12	“Contribution Election”means the election made by an Eligible Employee or Participant selecting the percentage of annual Salary to be deferred and contributed to the Plan by the Employer as a Pre-tax Contribution.

1.13	“Disability” means a total physical or mental disability, as evidenced by (a) receipt of a Social Security disability pension, or (b) receipt of disability payments under the Employer’s long-term disability program. With respect to (a) above, the receipt of a Social Security disability pension shall not be deemed to occur prior to the time the Plan Administrator has received written notice from the Participant that he or she is receiving such disability pension.

1.14	“Effective Date” means the beginning of the day on January 1, 2002, the time and date this Plan was spunoff from the PepsiCo 401(k) Plan. Certain identified provisions are effective on different dates, as noted herein.

1.15	“Eligible Employee”means a Hourly Employee who is described in subsection (a) below and who is not excluded pursuant to subsection (b) below.
(a)	Each Hourly Employee who is classified as being in the employ of an Employer and who is paid some or all of his or her cash remuneration from a U.S. payroll.
(b)	Notwithstanding the foregoing, the following Employees are excluded from the term "Eligible Employee":
(i)	Any Salaried Employee, P-Group Employee or Transportation Employee;
(ii)	Employees included in a unit of employees covered by a collective bargaining agreement between the Employer and their employee representatives, unless such collective bargaining agreement provides for participation in the Plan;

(iii)	Employees who are eligible to participate in one or more employee benefit plans of a third party with whom an Employer has contracted for the provision of the Employees’ services;
(iv)	Any individual classified by an Employer as a leased employee within the meaning of Code §414(n)(2) or (o);
(v)	Any individual classified by an Employer as a student intern or cooperative student;
(vi)	Employees assigned to work primarily in the U.S. on an inpatriate package (unless a U.S. citizen or a U.S. lawful permanent resident);
(vii)	Employees assigned to work primarily outside the U.S. unless-- (A) classified by an Employer as eligible for U.S. flexible benefits, and (B) either a U.S. citizen or U.S. lawful permanent resident; and

(viii)	Any individual classified by an Employer as an independent contractor.
For purposes of subsections (b)(vi) and (b)(vii), whether an Employee is a lawful permanent resident shall be based on the Plan Administrator’s good faith determination of the Employee’s status under United States immigration law. For purposes of this Section, it is expressly intended that individuals whom an Employer classifies as independent contractors (under subsection (b)(viii)) and any other individual otherwise not classified as an Eligible Employee under this Section are not Eligible Employees (and therefore they may not become Participants) until the Plan Administrator affirmatively changes their classification. Therefore, an independent contractor or any other individual who is reclassified by a court, administrative agency, governmental unit, tribunal or other party as an Eligible Employee will nevertheless not be considered an Eligible Employee hereunder for periods before the Plan Administrator implements the reclassification decision, even if the decision applies retroactively.

1.16	“Eligible Retirement Plan” means an individual retirement account described in Code § 408(a), an individual retirement annuity described in Code § 408(b), an annuity plan described in Code § 403(a), a qualified trust described in Code § 401(a), an annuity contract described in Code § 403(b) or an eligible plan under Code § 457(b), which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of an “Eligible Retirement Plan” shall also apply in the case of a distribution to a Surviving Spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code § 414(p).

1.17	“Eligible Rollover Distribution”means any distribution under the Plan of all or any portion of a Participant's Account, other than:
(a)	A distribution that is one of a series of substantially equal periodic payments (made not less frequently than annually) made for the life (or life expectancy) of the Participant (or the Participant’s Surviving Spouse) or the joint lives (or joint life expectancies) of the Participant (or the Participant’s Surviving Spouse) and the Participant’s (or the Participant’s Surviving Spouse’s) designated beneficiary;

(b)	A distribution for a specified period of ten years or more;
(c)	A distribution required under Code §401(a)(9);
(d)	A hardship distribution described in Code §401(k)(2)(B)(i)(IV); or
(e)	The portion of any distribution in excess of the amount that would be includible in gross income were it not rolled over to an Eligible Retirement Plan (disregarding for this purpose, the exclusion from income applicable to net unrealized appreciation when employer securities are distributed).

A portion of a distribution shall not fail to be an “Eligible Rollover Distribution” merely because the portion consists of After-tax Contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code § 408(a) or (b), or to a qualified defined contribution plan described in Code § 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

1.18	“Employee” means any individual who is employed by an employer within the PepsiCo Organization regardless of whether the individual is an Eligible Employee or a leased employee within the meaning of Code §§ 414(n)(2) or 414(o) (but excluding persons who are leased employees described in Code § 414(n)(5)). If a former Employee’s termination of employment did not constitute a separation from service (separation from employment, effective as of February 1, 2002), within the meaning of Code § 401(k)(2)(B)(i)(I), such individual shall be treated as an Employee for purposes of the withdrawal provisions of Article VI and the loan provisions of Article VII.

1.19	“Employer” means the Company and any subsidiary which is authorized by the Company to participate herein.
1.20	“Employment Commencement Date” means the date on which the Employee first performs an hour of service for which the Employee is paid or entitled to payment for the performance of duties for the Employer or any other employer within the PepsiCo Organization.

1.21	“ERISA”means the Employee Retirement Income Security Act of 1974, as amended.
1.22	“Excess Annual Additions” means Annual Additions, as defined in Section 15.1(a), that exceed the Code § 415 limitation on Annual Additions.
1.23	“Excess Contributions” means, with respect to any Plan Year, the aggregate amount of Pre-tax Contributions paid to the Trustee for a Plan Year on behalf of Highly Compensated Employees in excess of the limits set forth in Section 14.2.

1.24	“Excess Deferrals” means, with respect to any Plan Year, the aggregate amount of Pre-tax Contributions contributed on behalf of Participants in excess of the Code § 402(g) limitation set forth in Section 13.1.

1.25	“Fiduciaries” means
(a)	the named fiduciaries as defined in § 402 of ERISA who shall be the Company ( but solely with respect to its power to designate other Fiduciaries), the Plan Administrator and the Trustee; and
(b)	Other parties designated as fiduciaries, as defined in § 3(21) of ERISA, by such named fiduciaries in accordance with the terms of the Plan and the Trust Agreement;
provided that a party shall be a Fiduciary only with respect to its specific responsibilities in connection with the Plan and Trust.
1.26	“Five-percent Owner” means with respect to a corporation, any person who owns (or is considered as owning within the meaning of Code § 318) more than 5% of the outstanding stock of the corporation, or stock possessing more than 5% of the total voting power of the corporation.

1.27	“Five Year Break in Service” means a Break in Service of 60 consecutive months. The defined term “Five Year Break in Service” is used solely for purposes of determining vesting.
1.28	“Full-Time Employee” means an Employee who is not a Part-Time Employee.
1.29	“Highly Compensated Employee” means any employee of the PepsiCo Organization (whether or not eligible for membership in the Plan) who:
(a)	Was a five percent owner (as defined in Code §416(i)) for the Plan Year or the prior Plan Year, or
(b)	Received Compensation in excess of:
(i)	As of the Effective Date, $85,000 during the preceding Plan Year;
(ii)	For Plan Years beginning on or after January 1, 2003; $90,000 during the preceding Plan Year; and
(iii)	Notwithstanding the above, such other amount as may apply for a Plan Year pursuant to adjustments in the compensation amount under Cods §414(q)(1)(B) announced by the Secretary of Treasury.

Notwithstanding the foregoing, employees who are nonresident aliens and who receive no earned income from any employer within the PepsiCo Organization which constitutes income from sources within the United States shall be disregarded for all purposes of this Section.

1.30	“Hourly Employee” means any Employee who is not a Salaried Employee, P-Group Employee or Transportation Employee.
1.31	“Hour of Service”means, with respect to any applicable computation period,
(a)	Each hour for which the Employee is paid or entitled to payment for the performance of duties for the Employer or any other employer within the PepsiCo Organization;
(b)	Each hour for which the Employee is paid or entitled to payment by the Employer or any other employer within the PepsiCo Organization on account of a period during which no duties are performed, whether or not the employment relationship has terminated, due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence, but not more than 501 hours for any single continuous period;

(c)	Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer or any other employer within the PepsiCo Organization, excluding any hour credited under subsection (a) or (b), which shall be credited to the computation period or periods to which the award, agreement or payment pertains rather than to the computation period in which the award, agreement or payment is made;

(d)	Solely for purposes of determining whether an Employee has incurred a One Year Break in Service under Section 1.38(a), each hour for which an Employee would normally be credited under subsection (a) or (b) above during a period of parental leave but not more than 501 hours for any single continuous period. However, the number of hours credited to an Employee under this subsection (d) during the computation period in which the parental leave began, when added to the hours credited to an employee under subsections (a) through (c) above during that computation period, shall not exceed 501. If the number of hours credited under this subsection (d) for the computation period in which the parental leave began is zero, the provisions of this subsection (d) shall apply as though the parental leave began in the immediately following computation period. For this purpose, a parental leave means a period in which the Employee is absent from work immediately following his or her active employment because of the Employee’s pregnancy, the birth of the Employee’s child or the placement of a child with the Employee in connection with the adoption of that child by the Employee, or for purposes of caring for that child for a period beginning immediately following such birth or placement; and

(e)	Solely for purposes of determining whether an Employee has incurred a One Year Break in Service under Section 1.38(a), each hour for which an Employee would normally be credited under subsection (a) or (b) above, and not otherwise credited under subsection (d) above, during a period of unpaid leave for the birth, adoption or placement of a child, to care for a spouse or an immediate family member with a serious illness or for the Employee’s own illness pursuant to the Family and Medical Leave Act of 1993 and its regulations.

Hours of Service to be credited to an individual under subsections (b), (c), (d) and (e) above will be calculated by the Plan Administrator by reference to the individual’s most recent work schedule (or at the rate of ten hours per day in the event the Plan Administrator is unable to establish such schedule). No hours shall be credited on account of any period during which the Employee performs no duties and receives payment solely for the purpose of complying with unemployment compensation, workers’ compensation or disability insurance laws. The Hours of Service credited shall be determined as required by Title 29 of the Code of Federal Regulations, §§ 2530.200b-2(b) and (c), and the rules set forth in such Sections are hereby incorporated by reference.

1.32	“Investment Committee” means the investment committee named by the Company’s board of directors (which has fiduciary responsibility for certain matters as provided in Section 1.48).
1.33	“Investment Election” means the election by which a Participant directs the investment of his or her Account in accordance with Section 4.2.
1.34	“Investment Fund”or “Fund” means any of the funds described in Article IV into which a Participant (or another authorized party) may direct the Trustee to invest the Participant’s Account. Following the Participant’s death, the Participant’s Beneficiary shall be the authorized party. In addition, to the extent provided herein, the Plan Administrator shall be an authorized party.

1.35	“Nonelective Contributions”means a contribution made by the Employer to the Plan that is not a Pre-tax Contribution.
1.36	“Non-highly Compensated Employee”means an Employee who is not a Highly Compensated Employee.
1.37	“Normal Retirement Age”means age 65.
1.38	“One Year Break in Service”means:
(a)	With respect to determining an Employee’s Years of Eligibility Service and eligibility to participate, a Plan Year (after the Plan Year containing the Employee’s Start Date) during which the Employee is credited with 500 or less Hours of Service, provided that the Employee has a Separation from Service during such Plan Year or the immediately prior Plan Year; and

(b)	With respect to determining an Employee's Years of Vesting Service, a Break in Service of 12 consecutive months.
1.39	“Participant”means an individual who has commenced participation in the Plan, but has not terminated participation as each is determined under Section 2.1.
1.40	“Participant Response System” means the participant response system established by the Company that permits Participants to manage their Account and communicate with the Plan Administrator or the Trustee, including, the ability to change their Contribution Elections (in accordance with Section 3.1(c)) and Investment Elections (in accordance with Section 4.2), to apply for a loan in accordance with Article VII, to commence participation in the Plan (in accordance with Section 2.1), to apply for an in-service withdrawal (in accordance with Article VI), and to request a distribution (in accordance with Article VIII). As determined by the Plan Administrator, this system may take any form, and different forms may be used for different purposes or different groups of Participants (e.g., an interactive telephone voice response system, a paper document system, an internet site, an intranet site, or an e-mail protocol). Unless the Participant uses a form that is specifically permitted by the Plan Administrator for the purpose in question, the Participant’s communication shall not be deemed to be made through the Participant Response System.

1.41	“Part-Time Employee” means any Employee who, on the basis of his or her regular, stated work schedule, is classified as a part-time employee by his or her Employer.
1.42	“PepsiCo 401(k) Plan”means immediately after the Spinoff Time, both this Plan and the Salaried Plan, collectively.
1.43	“PepsiCo Organization”means the controlled group of organizations of which the Company is a part, as defined by Code §.414 and regulations issued thereunder. An entity shall be considered a member of the PepsiCo Organization only during the period it is one of the group of organizations described in the preceding sentence.

1.44	“Period of Service” means the period commencing on the Employee’s Employment Commencement Date or Reemployment Commencement Date and ending on the next Service Cutoff Date. Periods of Service shall include years and completed months.

1.45	“Period of Severance” means the period of time commencing on an Employee’s Service Cutoff Date and ending on the date an Employee again performs an hour of service for which the Employee is paid or entitled to payment for the performance of duties for the Employer or any other employer within the PepsiCo Organization. The defined term “Period of Severance” is used solely for purposes of determining vesting.

1.46	“P-Group Employee” means any Employee who is classified by the Plan Administrator as being employed by an Employer included in the P-Group. For purposes of this Section, “P-Group” means the Employers that the Plan Administrator determines, as of any time, are the members of such group based on the then current organizational structure of the Company. As of January 1, 2002, the following Employers are included in the P-Group: the Corporate division of PepsiCo, Inc., Pepsi-Cola North America, Pepsi-Cola International and Frito-Lay International.

1.47	“Plan” means this Plan, the PepsiCo 401(k) Plan for Hourly Employees, as it may be amended and restated from time to time.
1.48	“Plan Administrator”means the Administration Committee appointed by the Company’s Board of Directors, except that the Investment Committee shall be the Plan Administrator with respect to those matters that are assigned to the Investment Committee pursuant to the direction of the Company’s Board (and as reflected in the Investment Committee’s charter). As Plan Administrator, the Administration Committee and the Investment Committee shall have authority to administer the Plan as provided in Article X. If, at any time, the Company’s Board has not named an Administration Committee or an Investment Committee, and no successor has been named, then the Company shall be the Plan Administrator for the applicable purpose. The Plan Administrator may interact with Participants and Beneficiaries through the party currently designated as recordkeeper for the Plan. Therefore, to the extent authorized by the Plan Administrator, any communication by a Participant or Beneficiary with such recordkeeper shall be deemed to be a communication with the Plan Administrator, and any communication by the recordkeeper with a Participant and Beneficiary shall be deemed to be a communication by the Plan Administrator.

1.49	“Plan Sponsor” means the Company.
1.50	“Plan Year” means the calendar year.
1.51	“Pre-Spinoff Plan”means the PepsiCo 401(k) Plan for periods before the Spinoff Time.
1.52	“Pre-tax Contributions” means contributions made by an Employer on behalf of a Participant in accordance with his or her Contribution Election pursuant to Article III.
1.53	“Pre-tax Contributions Account” means the separate subaccount of a Participant’s Account to which Pre-tax Contributions and any income or loss thereon are credited.
1.54	“Principal Residence Loan” means a loan which is made to a Participant by the Plan, in accordance with Section 7.5, to acquire or construct any dwelling unit which, within a reasonable time will be used (such use to be determined at the time the loan is made) as the principal residence of the Participant.

1.55	“Prior Matching Contributions Account” means the separate subaccount which reflects the amount attributable to a Participant’s matching contributions made on behalf of Participants under (a) the Pre-Spinoff Plan, or (b) the Tropicana Union Plan, together with any income, expense, gain or loss thereon.

1.56	“QNECs” means Nonelective Contributions: (a) in which a Participant is 100% vested, as of the date they are allocated, (b) which may not be distributed to a Participant except on account of Participant’s Retirement, death, Disability or Separation from Service; and (c) which the Employer chooses to treat as Pre-tax Contributions in accordance with Section 14.6.

1.57	“QNECs Account” means the separate subaccount of a Participant’s Account to which the Participant’s QNECs and any income or loss thereon are credited.
1.58	“Reemployment Commencement Date” means the date on which an Employee first performs an hour of service (for which the Employee is paid or entitled to payment for the performance of duties for the Employer or any other employer within the PepsiCo Organization) following a Period of Severance.

1.59	“Retirement” means Separation from Service after a Participant has attained at least age 55.
1.60	“Rollover Contribution”means a contribution made in accordance with Section 3.4, by an Eligible Employee or a Participant to the Plan:
(a)	Which consists only of the taxable portion of a cash distribution from -
(i)	a qualified plan under Code§401(a),
(ii)	a qualified annuity under Code §403(a),
(iii)	an annuity contract under Code §403(b), or
(iv)	an eligible plan under Code § 457(b), which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state;
(b)	Which is an "eligible rollover distribution" as defined in Code §402(c)(4); and
(c)	Which (if the distribution was received by the Eligible Employee or Participant) is contributed to the Plan not later than 60 days after such receipt.
Notwithstanding the above, this Plan will accept a Rollover Contribution of a distribution from an individual retirement account (“IRA”) or an individual retirement annuity described in Code § 408(a) or 408(b) that is eligible to be rolled over and would otherwise be includible in gross income.
1.61	“Rollover Contributions Account” means the separate subaccount of a Participant’s Account or an Account established on behalf of an Eligible Employee to which Rollover Contributions and any income or loss thereon are credited.

1.62	“Salaried Employee” means any Employee (other than a P-Group Employee) who is determined, as of such time, by the Plan Administrator to be in a salaried classification.
1.63	“Salaried Plan” means immediately after the Spinoff, the PepsiCo 401(k) Plan for Salaried Employees, as amended and restated from time to time.
1.64	“Salary”means the compensation described in subsection (a) or (b) below (whichever applies), subject to the special rules in subsection (c):
(a)	For all Tropicana Employees, compensation paid to an employee that is designated as base pay by the Employer, increased by (but only to the extent not already included) any salary reduction pursuant to Section 3.1, Code §132(f)(4) or a cafeteria plan under Code §125, overtime, commissions, shift differentials, amounts deferred under any elective deferred compensation arrangement (qualified or nonqualified) for the Plan Year in which such amount would have been payable, holiday pay, disability pay (other than long-term disability payments), grievance pay, funeral pay, jury duty pay, military leave pay, salary adjustment pay, retro-pay, short-term incentive awards, MIP awards, performance bonuses, PFP awards, start-up pay, route commissions, supervisor’s overtime, on call pay, sick leave pay, vacation pay, personal pay, birthday pay, lead pay, parental pay, but excluding tips, reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, welfare benefits, non-cash remuneration, workers’ compensation accruals, remuneration paid in currency other than U.S. dollars, severance or separation pay (whether paid before or after a Participant’s Separation from Service), amounts paid under any long-term incentive plan, payments from awards or recognition programs and incentive payments not provided pursuant to a regular incentive plan, tax protection payments or foreign service over base allowances or premiums, retirement bonuses, contributions (except for Pre-tax Contributions and contributions to a nonqualified deferred compensation plan or program) to and benefits and distributions under the Plan or under any employee benefit plan or any plan or program of deferred compensation, including without limitation any pension, profit sharing, stock bonus, employee stock ownership, stock option or stock incentive plan or program, or dividends paid on any common stock of the Employer included within or issued under any such plan or program, and stock options or income or gains from the exercise thereof.

(b)	For all Snack and Soft Drink Employees, Salary shall mean compensation paid to an employee that is designated as base pay by the Employer, increased by (but only to the extent not already included) any salary reduction pursuant to Section 3.1, Code §132(f)(4) or a cafeteria plan under Code §125, overtime pay, commission payments, regular bonuses, amounts deferred under any elective deferred compensation arrangement (qualified or nonqualified) for the Plan Year in which such amount would have been payable, and for transportation employees only, production-based compensation as determined by the Plan Administrator (including amounts paid per mile, carton or item and amounts paid for loading or other additional duties); but excluding benefits and distributions under the Plan or under any other employee benefit plan (other than short-term disability) or any plan or program of deferred compensation, including any pension, profit sharing, stock bonus, employee stock ownership, stock option or stock incentive plan or program or dividends paid on any common stock of the Employer included within or issued under any such plan or program, stock options or income or gains from the exercise thereof (including SharePower), any bonuses considered extraordinary by the Employer, award payments, expense reimbursement and allowances, fringe benefits (cash and noncash), lump sum payments made in connection with an employee’s Separation from Service, and noncash remuneration.

(c)	Notwithstanding the foregoing provisions of this Section, the Salary of each Participant taken into account under the Plan shall not exceed: (A) as of the Effective Date, $200,000; and (B) notwithstanding the foregoing, such higher dollar amount as may permissibly apply for a Plan Year pursuant to adjustments in the dollar limitation under Code § 401(a)(17) announced by the Secretary of the Treasury. With respect to an Employee’s Contribution Election, the Plan shall comply fully with the preceding sentence by not permitting a Participant to make Pre-tax Contributions in any Plan Year that exceed an amount equal to the applicable dollar limit (specified in the previous sentence) times the maximum percentage of Salary that may be deferred under Section 3.2. For purposes of the first sentence of this subsection, such dollar limitation shall be applied by considering Plan Year Salary relative to the annual limitation. In the case of Employees who transfer from one Employer to another during the year, Salary of such Employees shall be redetermined at the time of transfer to the extent provided for in procedures of the Plan Administrator in effect at such time. In addition, with respect to the Salary of all Snack and Soft Drink Employees:

(i)	For purposes of subsection (b) above and except for salary reduction amounts under an Employer’s Benefits Plus program that are used to buy benefits and amounts contributed under the Plan, Salary shall not include amounts or the value of benefits received, or deemed received, in connection with any performance share plan, stock option plan, long-term incentive plan or any similar plan, or under any pension, welfare benefit or fringe benefit plan maintained by the Employer, whether such plan is qualified or non-qualified and whether such amounts are deferred or not deferred.

(ii)	A Participant’s annual Salary shall be converted to Salary for a pay period by dividing such Salary by the number of pay periods that are scheduled to apply to the Participant for a year.
1.65	“Seagram Plan” means the Retirement Savings and Investment Plan for Employees of Joseph E. Seagram & Sons, Inc. and Affiliates.
1.66	“Separation from Service” or “Separates from Service” means the termination of the Employee’s employment relationship with the PepsiCo Organization, including by quit, resignation, discharge, retirement, disability, or layoff. This term shall also include (i) the cessation of employment in the event of the sale of less than substantially all of the assets of an Employer, as permitted by Revenue Ruling 2000-27, and (ii) effective as of February 1, 2002, an Employee’s severance from employment as provided by Code § 401(k)(2)(B)(i)(I).

1.67	“Service Cutoff Date” means the earlier of:
(a)	The Employee's Separation from Service date, or
(b)	The first anniversary of the date the Employee is absent from employment with the PepsiCo Organization for any reason other than a Separation from Service, such as vacation, holiday, sickness, disability, leave of absence or layoff.

The following two sentences shall apply notwithstanding subsection (b) above. In the case of an Employee who is absent from service beyond the first anniversary of the first day of absence on account of (i) the Employee’s pregnancy, (ii) the birth of a child of the Employee, (iii) the placement of a child with the Employee in connection with the adoption of the child by the Employee, or (iv) an absence due to the need for caring for such child for a period beginning immediately following the birth or placement, the Service Cutoff Date shall be the second anniversary of the first day of such absence. In the case of an Employee whose Service Cutoff Date would otherwise occur during an FMLA Absence, the Employee’s Service Cutoff Date shall be delayed just to the extent required so that it does not occur while the Employee’s FMLA Absence continues. In applying the two preceding sentences, the period after the first anniversary of the Employee’s absence shall neither be a Period of Service nor a period that is part of a Break in Service. The defined term “Service Cutoff Date” is used solely for purposes of determining vesting.

1.68	“Snack and Soft Drink Employee” means an Hourly Employee (other than a Tropicana Employee) who is considered to work in: (i) PepsiCo, Inc.‘s corporate area, (ii) Frito-Lay’s snack business, or (iii) Pepsi-Cola’s soft drink business.

1.69	“Spinoff” means the transaction occurring at the beginning of the day on January 1, 2002, pursuant to which this Plan was spun off from the Pre-Spinoff Plan.
1.70	“Spinoff Time” means the time that this Plan was spun off from the Pre-Spinoff Plan, i.e., the beginning of the day on January 1, 2002.
1.71	“Spouse” means the person to whom an Employee is lawfully married.
1.72	“Start Date” means:
(a)	In connection with an Employee's initial hire, his or her Employment Commencement Date; and
(b)	In connection with determining an Employee’s Plan eligibility after his or her rehire, the date the Employee is credited following rehire with an Hour of Service (for which the Employee is paid or entitled to payment for the performance of duties for the Employer or any other employer within the PepsiCo Organization).

1.73	“Surviving Spouse” means the Spouse of a Participant on the date of the Participant's death.
1.74	“Transfer Date” means the date that a Salaried Employee, P-Group Employee or Transportation Employee is transferred to a new classification and thereby becomes a Hourly Employee.
1.75	“Transferred Employee” means an Employee who (i) was eligible for the Salaried Plan and (ii) thereafter is transferred to a new classification that causes the Employee to be an Eligible Employee under this Plan.

1.76	“Transportation Employee” means an Employee who is classified by the Plan Administrator as a long haul transport driver for the Frito-Lay businesses, or in a similar or related capacity, and who is typically compensated other than solely at an hourly rate.

1.77	“Tropicana Employee” means an Hourly Employee of Tropicana Products, Inc., Tropicana Manufacturing Company Inc., Tropicana Transportation Corp. or another unit or working group of the PepsiCo Organization that is classified as part of the Tropicana businesses.

1.78	“Tropicana Teamsters Plan” means the Retirement Savings and Investment Plan for Union Employees of Tropicana Products, Inc. and Affiliates (Teamsters Local Union #173), Plan Number 008, that was available to certain eligible Tropicana Employees prior to the Effective Date, and that was merged into the Plan immediately after the Effective Date.

1.79	“Tropicana Union Plan” means the Retirement Savings and Investment Plan for Union Employees of Tropicana Products, Inc. and Affiliates, Plan Number 007, that was available to certain eligible Tropicana Employees prior to the Effective Date, and that was merged into the Plan immediately after the Effective Date.

1.80	“Trust” means the trust fund or funds which holds the assets of the Plan and are established by the Trust Agreement.
1.81	“Trust Agreement” means the trust agreement or agreements entered into between the Company and the Trustee to provide for holding the Plan assets.
1.82	“Trustee” means the individual(s) or corporation(s) appointed pursuant to the Trust Agreement. The Trustee may be changed from time to time, including by adoption of a new or amended Trust Agreement. The Trustee may interact with Participants and Beneficiaries through the party currently designated as recordkeeper for the Plan. Therefore, to the extent authorized by the Trustee, any communication by a Participant or Beneficiary with such recordkeeper shall be deemed to be a communication with the Trustee, and any communication by the recordkeeper with a Participant and Beneficiary shall be deemed to be a communication by the Trustee.

1.83	“U.S.”or “United States” means the 50 states and the District of Columbia.
1.84	“Year of Eligibility Service” means, with respect to a Part-Time Employee, the completion of at least 1,000 Hours of Service in either:
(a)	The 12-month period of employment with the Employer or any other employer within the PepsiCo Organization, whether or not as an Eligible Employee, beginning on the Start Date, or
(b)	Any Plan Year beginning after that date;

provided, however, that if an Employee is absent from the service of the Employer or any other employer within the PepsiCo Organization because of service in the uniformed services of the United States and he or she returns to service with an employer within the PepsiCo Organization having applied to return while his or her reemployment rights were protected by law, the absence shall be included in his or her Eligibility Service.

1.85	“Year of Vesting Service” means a twelve consecutive month Period of Service. The defined term “Year of Vesting Service” is used only for purposes of applying Section 8.3 and determining vesting.

ARTICLE II - PARTICIPATION

2.1	Commencing Participation.
(a)	Entry Date for Employees.
An Employee (other than a Transferred Employee) shall be eligible to participate in the Plan as follows:
(i)	A Full-Time Employee shall be eligible to participate in the Plan as soon as administratively practicable following the latest of (A) the date such Employee performs one Hour of Service, or (B) the date such Employee becomes an Eligible Employee. However, the date that a Full-Time Employee is eligible to participate in the Plan shall not be later than three months after such latest date.

(ii)	A Part-Time Employee shall be eligible to participate in the Plan upon the first January 1 or July 1 following the later of: (A) his or her completion of one Year of Eligibility Service, or (B) his or her becoming an Eligible Employee.

(b)	Entry Date for Transferred Employees. A Transferred Employee who qualifies as (1) a Full-Time Employee shall be eligible to participate hereunder as soon as administratively practicable following his or her Transfer Date, and (2) a Part-Time Employee shall be eligible to participate in the Plan as of the later of: (A) as soon as administratively practicable after his or her Transfer Date, or (B) the first January 1 or July 1 following his or her completion of one Year of Eligibility Service. The following shall apply to each Transferred Employee:

(i)	A Transferred Employee’s account balance under the Salaried Plan (including any outstanding loans) shall be transferredto this Plan as soon as practicable following his or her Transfer Date, and this shall become the Transferred Employee’s initial Account balance under this Plan; and

(ii)	To the extent required by law, a Transferred Employee’s period of service under the Salaried Plan shall be transferred to this Plan and shall be recognized and taken into account under this Plan as of the Transfer Date for all purposes (including eligibility and vesting) as service under this Plan.

(c)	Start of Plan Participation. The date that an Employee becomes a Participant in this Plan is as follows:
(i)	An Eligible Employee (including a Transferred Employee) shall become a Participant in this Plan once he or she has submitted a Contribution Election and an amount has been withheld from his or her Salary under the provisions of the Plan.

(ii)	A Transferred Employee whose account balance is transferred from the Salaried Plan to this Plan pursuant to subsection (b), but who otherwise does not make a Contribution Election under this Plan, shall only be considered a Plan Participant with respect to his or her transferred account.

(iii)	An Eligible Employee (other than a Transferred Employee) who makes a Rollover Contribution in accordance with Section 3.4, but who otherwise does not make a Contribution Election, shall only be considered a Plan Participant with respect to his or her Rollover Contribution.

(d)	Eligible Employee Status. A Participant is permitted to have Pre-tax Contributions made to the Plan on his or her behalf while (and only while) the Participant is employed as an Eligible Employee.
(e)	Resumption of Eligible Employee Status. If a Participant or an Eligible Employee who had met the applicable eligibility requirements under this Section 2.1 ceases to be an Eligible Employee (but without a One Year Break in Service) and again resumes Eligible Employee status, such Participant or Eligible Employee, as the case may be, may resume or commence having Pre-tax Contributions made on his or her behalf by contacting the Participant Response System following his or her return to Eligible Employee status. If any other person (i.e., one who has not met the applicable eligibility requirements) or a former participant in the Salaried Plan is re-employed as an Eligible Employee and:

(i)	As a Full-Time Employee, he or she shall be eligible to participate under subsection (a)(i) above by treating the Employee’s first Hour of Service following rehire as his or her initial Hour of Service under the Plan; or

(ii)	As a Part-Time Employee (but before a One Year Break in Service), he or she shall be eligible to participate under subsection (a)(ii) above by taking into account the Employee’s prior service under the Salaried Plan or with an Employer or any other member of the PepsiCo Organization.

Section 2.2 applies to certain re-employments after a One Year Break in Service. If a former Participant of this Plan does not recommence participation in this Plan but rather commences participation upon re-employment in the Salaried Plan, then subsection (g) below shall apply.

(f)	Termination of Participation. A Participant shall cease to be a Participant in the Plan upon the earliest of:
(i)	The payment to him or her of all vested benefits due to him or her under the Plan;
(ii)	His or her Separation from Service with no vested benefits under the Plan;
(iii)	His or her death; or
(iv)	The transfer of his or her Account to the Salaried Plan in accordance with subsection (g) below.
(g)	Transfer of Accounts and Service to Salaried Plan. If (1) a former Participant of this Plan commences participation upon re-employment in the Salaried Plan pursuant to subsection (e) above or (2) a Participant is transferred to a new classification, thereby making him or her eligible to participate in the Salaried Plan (and ineligible to participate in this Plan), then such Participant’s Account balance under this Plan (including any outstanding loans) shall be transferred to the Salaried Plan as soon as practicable and shall become such Participant’s initial account balance under the Salaried Plan.

2.2	Break in Service.
This Section 2.2 shall apply in the case of an Employee who has a One Year Break in Service and who is subsequently a Part-Time Employee. In determining such Employee’s post-break participation in the Plan, the Employee’s pre-break Years of Eligibility Service shall be restored only after he or she has a Year of Eligibility Service following his or her rehire (determined as if his or her employment first commenced on the Employee’s Start Date).

ARTICLE III - CONTRIBUTIONS AND ALLOCATIONS

3.1	Contribution Elections.
(a)	An Eligible Employee who wishes to make a Contribution Election shall contact the Participant Response System and specify the percentage of Salary to be reduced and contributed to the Plan as Pre-tax Contributions.

(b)	A Contribution Election shall be effective as soon as administratively practicable following the date the Plan receives the Contribution Election; provided, however, that no Contribution Election shall be effective prior to the date the Employee is eligible to participate pursuant to Section 2.1 (or in the case of a Participant who ceases to be an Eligible Employee and then again becomes an Eligible Employee, the first date such Employee again is eligible to participate). While the Plan contemplates that each Eligible Employee who makes a Contribution Election shall ordinarily have a valid Investment Election in effect, the Plan will generally accept Contribution Elections before a valid Investment Election has been submitted (unless otherwise prohibited by rules adopted by the Plan Administrator). An Eligible Employee may only make a Contribution Election with respect to Salary that becomes currently available after the date of such Contribution Election (and before the date the Participant’s Contribution Election is considered revoked). Contribution Elections shall be made in whole percentages of Salary (or in such fractional portions of whole percentages as the Plan Administrator may specify from time to time). Subject to the foregoing, a Contribution Election shall be applied to Salary paid to the Participant from time to time.

(c)	A Participant may amend (to either increase or decrease the percentage of his or her annual Salary reduced or contributed to the Plan) or revoke his or her Contribution Election on a prospective basis by contacting the Participant Response System. Changes in a Participant’s Contribution Election shall be made in whole percentages of Salary (unless the Plan Administrator allows otherwise) and shall be effective as soon as administratively practicable following the date the Plan receives the Participant’s revised Contribution Election.

(d)	A Participant's Contribution Election shall automatically apply to any increases or decreases in the Participant's pay-period Salary.
(e)	If a Participant with a Contribution Election in effect ceases to be an Eligible Employee, and then again becomes an Eligible Employee, a new Contribution Election shall be required unless the return to Eligible Employee status occurs before the earlier change in status is reflected in the system. If a Participant with a Contribution election in effect goes on unpaid leave and then again returns to eligible pay status, the Participant’s Contribution Election shall be given effect following the return to pay status if the return occurs while such election is still maintained in the system.

3.2	Pre-tax Contributions.
(a)	Highly Compensated Employees. From time to time, the Plan Administrator will determine whether to cap or reduce the Pre-tax Contributions of Highly Compensated Employees other than as provided in Articles XIII, XIV and XV.

(b)	General Limit. Subject to the limitations of (a) above for Highly Compensated Employees and Articles XIII and XV, each Participant who is an Eligible Employee may elect to reduce his or her Salary for a pay period by at least 1% and not more than 50% of his or her Salary for that pay period and have that amount contributed to the Plan by the Employer as a Pre-tax Contribution.

(c)	Catch-Up Contributions. Notwithstanding subsections (a) and (b) above, each Participant who is an Eligible Employee and who has attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of Code section 414(v). Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code §§ 402(g) and 415 (i.e., Sections 13.1 and 15.2). The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code §§ 401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416, as applicable, by reason of the making of such catch-up contributions. Catch-up contributions made pursuant to this subsection and Code § 414(v) shall be treated as Pre-tax Contributions under the Plan.

3.3	After-tax Contributions
Participants shall not be permitted to make After-tax Contributions to the Plan.
3.4	Rollover Contributions
An Eligible Employee who has met the applicable eligibility requirements under Section 2.1(a)(i) or (ii) may request that the Plan accept a Rollover Contribution by submitting a request through the Participant Response System for such purpose. The Plan Administrator may accept such Rollover Contribution provided that it determines, in its discretion, the contribution meets all of the requirements to qualify as a Rollover Contribution, and provided that the Eligible Employee submits such information as the Plan Administrator shall require from time to time. Rollover Contributions and any earnings and losses thereon shall be credited to a Rollover Contributions Account. The Plan Administrator, pursuant to written guidelines that it establishes, may choose in its discretion to accept Rollover Contributions that include outstanding loan balances, provided that this option is available to a classification of employees that meets the requirements of Treas. Reg. §1.410(b)-4.

3.5	QNECs.
For each Plan Year, the Plan Administrator may, in its sole discretion, direct the Employer to contribute QNECs for the benefit of all Participants who were Eligible Employees during the year and are employed on the last day of the Plan Year, other than Highly Compensated Employees. All QNECs will be allocated to each such Participant on a level dollar basis. At the election of the Plan Administrator and in accordance with Section 14.6, QNECs may be treated as Pre-tax Contributions for the purposes of applying the actual deferral percentage test of Section 14.2.

3.6	Military Leave
Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code § 414(u).
3.7	Contributions Subject to Deductibility
The Employer’s obligation to make any contributions under this Plan is expressly conditioned on its ability to deduct such contributions under Code § 404.
3.8	Allocation of Contributions.
(a)	Pre-tax Contributions shall be allocated to a Participant’s Pre-tax Contributions Account as soon as practicable after each pay day.
(b)	QNECs shall be allocated to a Participant’s QNECs Account no later than the last day prescribed by law for the filing of the Employer’s federal income tax return (including extensions thereof) for the taxable year which includes the last day of the Plan Year.

(c)	Rollover Contributions shall be allocated to a Participant’s Rollover Contributions Account as soon as practicable after the date such Rollover Contribution is made.
(d)	The Employer may pay its contribution for each Plan Year in one or more installments without interest.
(e)	Subject to the consent of the Trustee, the Employer may make its contribution in property other than cash, provided the contribution of property is not a non-exempt prohibited transaction under the Code or under ERISA.

3.9	Valuation; Earnings and Losses.
(a)	Participants' Accounts shall be valued, and earnings and losses allocated, daily except that:
(i)	Loans, in-service withdrawals, distributions, and certain repayments shall not be valued until processed,
(ii)	Only days that are normal business days for the Plan’s recordkeeper shall be considered, and
(iii)	The special rules of Section 4.3(d) shall apply.
A normal business day shall not include any business day when business is not conducted (or is otherwise restricted) as determined by the Plan Administrator due to abnormal conditions (e.g.,an emergency or disruption affecting the Company, recordkeeper, Trustee, a geographical region, the U.S. or financial markets), and in such case transfers otherwise allowed under Article IV and transactions, loans and withdrawals otherwise allowed under this Plan will not be allowed but shall be pended.

(b)	Investment Expenses shall be allocated on the same date as earnings and losses are allocated as provided in subsection (a), and shall be allocated in proportion to the final Account balances in the Investment Fund as of the preceding valuation date. In addition, the Plan Administrator may specify the rules for charging expenses (other than Investment Expenses) to the Plan. For purposes of this Section, “Investment Expenses” shall mean all expenses related to the management and maintained, on a separate basis, of the individual Investment Funds under the Plan, but shall not include general fees for management and maintenance of the Trust as a whole.

3.10	Return of Contributions.
Upon written demand by the Employer, the Trustee shall return any Pre-tax Contributions and QNECs contributed by the Employer to this Plan under any one of the circumstances described in (a), (b) or (c), subject to the special rules of (d):

(a)	If a contribution was made due to a mistake of fact, the contribution may be returned, adjusted for losses but not earnings, within one year after it was contributed.
(b)	If a contribution is determined not to be deductible under Code § 404, the portion of the contribution that was disallowed may be returned to the Employer, adjusted for losses but not earnings, within one year after the disallowance.

(c)	If a contribution is determined to:
(i)	violate Code §415, such contribution (or portion thereof) may be returned to the Employer to the extent necessary to satisfy the rules of Code §415 and the applicable Treasury regulations thereunder, and

(ii)	violate Code §§401(k)(3) or 402(g)(1), such contribution (or portion thereof) may be returned to the Employer to the extent necessary to satisfy such Code sections, subject to the rules of Code §§401(k)(8) and 402(g)(2).

(d)	If Pre-tax Contributions are returned to the Employer in accordance with subsections (a), (b) or (c)(i), Participants’ Contribution Elections with respect to such returned contributions shall be adjusted retroactively to the beginning of the period for which such contributions were made. As a result, amounts returned in accordance with subsections (a), (b) and (c)(i) shall not be counted in determining a Participant’s Actual Deferral Percentage for purposes of the limitations in Article XIV. The Pre-tax Contributions so returned shall be distributed in cash to those Participants for whom such contributions were made.

ARTICLE IV - INVESTMENTS

4.1	Participant Investment Provisions.
(a)	Each Participant shall, in accordance with the procedures set forth in Section 4.2, have the right to direct the Trustee with respect to the investment or reinvestment of the assets comprising the Participant’s Account among the Investment Funds. After a Participant’s death, the Participant’s Beneficiary shall have the right to direct the Trustee with respect to the investment or reinvestment of the assets comprising the Participant’s Account to the same extent that the Participant had during his life. As necessary to accomplish this result, a reference in this Article to a Participant shall also be deemed to refer to the Participant’s Beneficiary.

(b)	In the event the Participant does not give the Trustee timely direction regarding the investment or reinvestment of the Participant’s Account, the Trustee shall invest any new contributions made to the Participant’s Account in accordance with the Participant’s most recently submitted Investment Election; provided, however, that if it is not possible to continue to invest in accordance with the Participant’s Investment Election (for example, because the Plan has ceased to offer the investment), the Participant’s Account shall be invested in accordance with Section 4.2(e). Rules set forth in Sections 4.2 and 4.4 govern investments for Rollover Contributions, amounts credited to an Account maintained on behalf of an alternate payee under a qualified domestic relations order, investment of loan repayments and restoration of forfeitures.

4.2	Investment Elections.
(a)	Investment Elections shall specify how the Participant’s Account and new contributions should be invested in the available Investment Funds. An Eligible Employee’s or Participant’s initial Investment Election with respect to a Rollover Contribution shall separately specify how such Rollover Contributions should be invested in the available Investment Funds.

(b)	An Investment Election with respect to new contributions to the Plan shall be made in increments of 5%. An Investment Election to reallocate amounts already in a Participant’s Account shall also be made in increments of 5%.

(c)	Participants may make or change their Investment Elections by contacting the Participant Response System. A Participant’s change in Investment Election shall be effective with respect to new contributions only, unless the Participant also makes a new Investment Election with respect to amounts already in his or her Account.

(d)	A Participant’s initial or changed Investment Election shall be effective as soon as administratively practicable following the date the Plan receives the Participant’s Investment Election.
(e)	Any amounts credited to an Account for which no Investment Election has been received shall be invested in the Security Plus Fund. In its discretion, the Plan Administrator may adopt rules intended to avoid amounts becoming subject to default investment in accordance with this subsection. Under rules to be adopted by the Plan Administrator from time to time, amounts credited to an Account maintained on behalf of an alternate payee under a qualified domestic relations order shall be initially invested pursuant to the Participant’s Investment Election. Thereafter, the alternate payee may change such Investment Election by contacting the Participant Response System.

(f)	Each Participant is solely responsible for his or her selection of Investment Funds. Neither the Trustee, the Plan Administrator, the Company, the Employer or any of the officers or supervisors of the Employer or the Company are empowered or authorized to advise a Participant regarding the Participant’s Investment Election. The fact that an Investment Fund is offered under the Plan shall not be construed as a recommendation that Participants invest in such Investment Fund.

(g)	A Transferred Employee’s investment election and beneficiary designation under the Salaried Plan shall be transferred to this Plan as soon as practicable following his or her Transfer Date, and shall remain in effect under this Plan until changed in accordance with the provisions of this Plan.

4.3	Investment Funds.
(a)	In General. As of the Effective Date, the Investment Committee has selected the specific Investment Funds described in this Section and other Investment Funds. From time to time after the Effective Date, in accordance with the investment policies and objectives established by the Investment Committee, the Investment Committee may add, cease offering or make changes in the operation and management of any Investment Fund at any time, and the Investment Committee shall have the authority to specify rules and procedures as to how Investment Elections shall be adjusted to reflect the addition, deletion or change in the Investment Funds offered under the Plan. Pending allocation to the Investment Funds, contributions to the Plan may be held uninvested or may, on an interim basis, be invested, in whole or in part, in cash or cash equivalents. Except as otherwise provided herein (or in rules adopted by the Investment Committee from time to time), dividends, interest, and other distributions received on the assets held by the Trustee in respect of any Investment Fund shall be reinvested in the respective Investment Fund.

(b)	The PepsiCo Common Stock Fund. One of the investment options available to Participants is the PepsiCo Common Stock Fund, a Fund which is invested primarily in Common Stock of the Company (“Company Stock”). This Fund is governed by the provisions of Section 4.5.

(c)	BrokerageLink. This investment option is provided through Fidelity Brokerage Services (or any successor designated by the Plan Administrator) and the agents it uses as securities brokers to execute Participants’ trades. This option permits certain Participants and Beneficiaries to invest all or a portion of their interest in the Plan in additional choices for self-directed investment.

(i)	The Plan Administrator shall publish written rules and procedures for the election of these additional choices by Participants and Beneficiaries, and may revise such rules and procedures at any time. These rules shall specify categories of investments and types of trade practices that are permitted and those that are prohibited.

(ii)	Each Participant who participates in the Brokerage Option shall have his interest in the Plan reduced by any brokerage commissions and fees (including fees charged on account of one or more investments in a mutual fund) payable on their individual transactions and shall also have his interest in the Plan reduced by an access fee for each calendar quarter (or part thereof) that the Participant participates in BrokerageLink. Such access fee will be taken from the Participant’s Account in accordance with rules of the Plan Administrator. To the extent necessary, the Plan Administrator, and its agent, are authorized to sell securities or other assets held within a Participant’s Account for the purpose of paying the commissions and fees described in this subsection.

(iii)	Investment in BrokerageLink is subject to the following restrictions:
(A)	To commence investing under BrokerageLink, a Participant must have at least $1,000 in his Participant Account, and his initial transfer election into BrokerageLink must be at least $1,000. Subsequent transfers of prior savings to and transfers from BrokerageLink must be at least $250, unless such transfer is to close the Participant’s BrokerageLink account.

(B)	No amounts invested in the Security Plus Fund may be directly transferred to BrokerageLink, nor may they be indirectly transferred to BrokerageLink, i.e., by first transferring the amounts to some intervening Investment Fund (or Funds) under the Plan, unless such amounts remain so invested for at least 90 days.

(C)	Except as provided in the last sentence of this subparagraph (C), no security or investment held by a Participant’s Account within BrokerageLink may be transferred or distributed directly to the Participant. The Participant must initially sell the security or investment. The Trustee will place all proceeds of BrokerageLink sales in a short-term investment fund, designed to generate a money market rate of return, within BrokerageLink. The proceeds will remain in such account until the Participant submits an Investment Election redirecting the proceeds to an available Investment Fund. In-kind distributions are permitted in the event of a complete distribution of a Participant’s interest pursuant to Article VIII under procedures established by Fidelity Brokerage Services and the Plan’s current recordkeeper.

(d)	Maintaining Liquidity. For the purpose of providing liquidity in certain Investment Funds, the Trustee may invest a portion of each such Fund in cash or short-term securities. If the liquid assets held by these Funds is insufficient to satisfy the immediate demand for liquidity under the Plan, the Trustee, in consultation with the Investment Committee, may temporarily limit or suspend transfers of any type (including withdrawals and distributions) to or from any affected Investment Fund. In any such case, the Plan Administrator shall temporarily change the Plan’s valuation cycle (pursuant to Section 3.9) or, in its discretion, the valuation cycle for a specific Fund. During this period, contributions to any affected Fund may be redirected to the Security Plus Fund (or if that is unavailable, another Fund chosen by the Trustee) and instructions and transfers may be pended.

4.4	Investment of Loan Repayments and Restoration of Forfeitures.
Any loan repayments shall be invested in the Investment Funds that have been selected by the Participant for new contributions as in effect on the date such repayments are received. Any repayments in connection with forfeiture restorations under Section 5.6 shall be invested as specified in the Participant’s Investment Election described in such Section. If because of special circumstances investment cannot be carried out in accordance with the two preceding sentences, Section 4.2(e) shall govern.

4.5	PepsiCo Common Stock Fund.
The PepsiCo Common Stock Fund shall be governed by the provisions of this Section.
(a)	Definitions. For purposes of this Section 4.5 the following phrases shall have the meanings ascribed to them below:
(i)	"Cash Dividends" shall mean the cash dividends that are paid on or after the Effective Date by the Company with respect to the Company Stock in the ESOP Subfund.
(ii)	“ESOP Subfund” shall mean the portion of the PepsiCo Common Stock Fund that constitutes an employee stock ownership plan under Code § 4975(e)(7). The ESOP Subfund shall invest primarily in employer securities, within the meaning of Code § 409(l), and shall consist of the Company Stock and other assets that are determined by the Plan Administrator to be a part of such subfund.

(iii)	“401(k) Subfund” shall mean the portion of the PepsiCo Common Stock Fund that does not constitute an employee stock ownership plan under Code § 4975(e)(7), and that shall consist of the Company Stock and other assets determined by the Plan Administrator to be a part of such subfund.

(iv)	“Payment Election” shall mean a completed election made under subsection (d) pursuant to which a Participant has affirmatively elected to have his or her Cash Dividends paid to the Participant in cash outside the Plan.

(v)	"Subfunds" shall refer to both the ESOP Subfund and the 401(k) Subfund.
(b)	Establishment of ESOP. From and after the Effective Date, interests in the PepsiCo Common Stock Fund shall be divided between the ESOP Subfund and the 401(k) Subfund. The ESOP Subfund together with the 401(k) Subfund shall constitute (and may be referred to as) the PepsiCo Common Stock Fund. As of any time, the portion of the Plan assets consisting of the ESOP Subfund shall be a stock bonus plan under Code § 401(a), which is intended to qualify as an employee stock ownership plan under Code § 4975(e)(7) (the “ESOP Portion”). The ESOP Portion is maintained as a portion of the Plan as authorized by Treas. Reg. § 54.4975-11(a)(5). The remaining part of the Plan is intended to be a profit sharing plan which meets the requirements for qualification under Code §§ 401(a) and 401(k) (the “Profit Sharing Portion”). Together the ESOP portion and the Profit Sharing Portion constitute the entire Plan and are intended to be a single plan under Treas. Reg. § 1.414(l)-1(b)(1).

(c)	Description of Subfunds.
(i)	The ESOP Subfund and the 401(k) Subfund shall be initially established as of the Effective Date. The Company Stock and other assets relating to Plan Participants held in the PepsiCo Common Stock Fund under the Pre-Spinoff Plan as of immediately prior to the Effective Date shall be transferred to the ESOP Subfund as of the Effective Date. In connection with this transfer, the Plan Administrator may prescribe “Blackout Periods” during which Participants may be restricted from making certain changes to their Plan elections and/or prohibited from withdrawing and transferring amounts in the Plan to the extent specified by the Plan Administrator. While a Participant is restricted from engaging in certain transactions during the Blackout Periods, amounts in Participants’ Accounts will remain invested in the Funds elected prior to the Blackout Period (except for any exceptions as specified by the Plan Administrator) and will remain subject to market fluctuations during the Blackout Periods.

(ii)	All Pre-tax Contributions, Rollover Contributions and any other contributions and elective deferrals that are made during a Plan Year that a Participant elects to invest in the Common Stock Fund shall be added to the 401(k) Subfund. In addition, any transfers into the Common Stock Fund from another Investment Fund shall be added to the 401(k) Subfund, and any transfers out of Company Stock and into another Investment Fund shall first be subtracted from the 401(k) Subfund (with any remaining balance to be taken from the ESOP Subfund, as necessary).

(iii)	As of the beginning of the day on the first day of each Plan Year beginning with the 2003 Plan Year, the balance of the 401(k) Subfund shall be transferred into the ESOP Subfund pursuant to rules and procedures that the Plan Administrator shall establish from time to time.

(d)	Election to Receive Dividends on ESOP Subfund.
(i)	The Plan Administrator shall prescribe rules and procedures that allow each Participant with an interest in the ESOP Subfund to elect to have the Cash Dividends allocated to him or her paid directly to the electing Participant rather than having such Cash Dividends paid to the Plan and reinvested in Company Stock in the ESOP Subfund. Such rules and procedures that are prescribed by the Plan Administrator shall be in accordance with the terms of the Plan or, to the extent not specified in the Plan, the requirements that must be satisfied in order for a federal income tax deduction to be allowed under Code § 404(k) with respect to the amount of Cash Dividends (including the requirement that the election to receive Cash Dividends be irrevocable for the period to which it applies). The Plan Administrator shall be allowed to prescribe an amount of Cash Dividends (after application of any processing fee described in the following sentence) below which distributions of Cash Dividends to electing Participants shall not be made, but rather shall be subject to the default rules of paragraph (ii) below. In addition, the Plan Administrator shall be allowed to prescribe a processing fee for processing and paying Cash Dividends to electing Participants. As of the Effective Date, the minimum amount of dividends which will be distributed to electing Participants shall be $10.00 and the processing fee for such distribution shall be $3.00, such amounts to be subject to increase by the Plan Administrator in its sole discretion (provided that any such increase does not cause either to exceed the level that would permit the Company to deduct such dividends).

(ii)	In the event (A) a Participant does not complete a Payment Election, or (B) the amount of a Participant’s Cash Dividends are less than the amount established by the Plan Administrator under the last three sentences of paragraph (i) above, such amount of Cash Dividends shall be automatically paid to the Plan, allocated to the ESOP Subfund and reinvested in Company Stock. Participants may make a Payment Election by contacting the Participant Response System. A Payment Election shall be irrevocable once accepted by the Plan Administrator and only valid for the quarter (or other time period consisting of not more than one year as prescribed by the Plan Administrator) to which it applies. A Participant’s Payment Election shall be effective as soon as administratively practicable following the date the Plan receives the Participant’s Payment Election. A Payment Election must be completed by the Participant within the time proscribed for such purpose and pursuant to the rules and procedures adopted by the Plan Administrator from time to time. Any Payment Election that is not completed as required by the Plan Administrator shall be considered null and void.

(iii)	Cash Dividends that are paid or reinvested pursuant to Code § 404(k)(2)(A)(iii) and the provisions of this Section shall not be considered to be Annual Additions for purposes of Code § 415(c), Pre-tax Contributions for purposes of Code § 402(g), elective contributions for purposes of Code § 401(k) or employee contributions for purposes of Code § 401(m).

(e)	General Rules. Both the 401(k) Subfund and the ESOP Subfund shall be governed by the following paragraphs, unless otherwise noted:
(i)	Investments in the Subfunds will be denominated as "units." The value of a unit will fluctuate in response to various factors, including the price of and dividends paid on Company Stock, earnings and losses on other investments in the Subfunds and Subfund expenses.

(ii)	Shares of Company Stock held in the Subfunds and dividends and other distributions on Company Stock are not specifically allocated to Participant Accounts. Each Participant’s interest in the Fund will be based on the proportion of his investment in the Fund to the total investment in the Fund of all Participants.

(iii)	All dividends on shares of Company Stock in the 401(k) Subfund are paid to the 401(k) Subfund, treated as earnings and used to purchase additional units in the 401(k) Subfund. Any Company Stock received by the Trustee as a stock split or dividend, or as a result of a reorganization or other recapitalization with respect to the Company Stock in the 401(k) Subfund, will be unitized and added to the 401(k) Subfund. Any other property (other than shares of Company Stock) received by the Trustee with respect to the Company Stock in the 401(k) Subfund may be sold by the Trustee and the proceeds added to the 401(k) Subfund. In the event of a significant distribution of such other property, the Plan Administrator may implement special arrangements for the holding or disposition of such other property by the Plan. Any rights to subscribe to additional shares of Company Stock shall be sold by the Trustee and the proceeds credited to the 401(k) Subfund.

(iv)	All Cash Dividends on shares of Company Stock in the ESOP Subfund that a Participant does not elect to have paid outside the Plan pursuant to subsection (d) above are paid to the ESOP Subfund and are used to purchase additional units in the ESOP Subfund. Any Company Stock received by the Trustee as a stock split or dividend, or as a result of a reorganization or other recapitalization with respect to the Company Stock in the ESOP Subfund, will be unitized and added to the ESOP Subfund. Any other property (other than shares of Company Stock) received by the Trustee with respect to the Company Stock in the ESOP Subfund may be sold by the Trustee and the proceeds added to the ESOP Subfund. In the event of a significant distribution of such other property, the Plan Administrator may implement special arrangements for the holding or disposition of such other property by the Plan. Any rights to subscribe to additional shares of Company Stock shall be sold by the Trustee and the proceeds credited to the ESOP Subfund.

(v)	Participants who have invested in the Subfunds may direct the Trustee how to vote (or tender, if applicable) Company Stock. The Trustee will determine each Participant’s proportional share of the Company Stock in the Subfunds (based on the number of units allocated to the Participant’s Accounts) and solicit the Participant’s instructions. The Trustee shall vote (and/or tender) this stock according to the Participant’s directions. The Trustee shall not vote stock in the Subfunds for which it does not receive directions.

(vi)	Shares of Company Stock will be purchased or sold for the Subfunds in the open market or in privately negotiated transactions. The Trustee, or its designated agent, may limit the daily volume of purchases and sales to the extent it believes it will be in the interest of Participants to do so.

ARTICLE V - VESTING

5.1	Pre-tax Contributions, After-tax Contributions, and Rollover Contributions.
A Participant shall be at all times 100% vested in amounts credited to his or her Pre-tax Contributions Account, After-tax Contributions Account, Rollover Contributions Account and QNECs Account.
5.2	Matching Contributions.
(a)	General Vesting Schedule. Subject to subsection (b) below, amounts credited to a Participant's Prior Matching Contributions Account shall become vested in accordance with the following schedule:
Years of Vesting Service	Vested Percentage
Less than 1	0%
At least 1, but less than 2	20%
At least 2, but less than 3	40%
At least 3, but less than 4	60%
At least 4, but less than 5	80%
5 or more	100%
(b)	Special Vesting Provisions for Certain Employees. Notwithstanding anything in this Section 5.2 to the contrary, a Participant shall be 100% vested in his or her Prior Matching Contributions Account upon the Participant’s death, Disability, or attainment of age 60 while the Participant is an Employee.

5.3	Vesting Upon Reemployment After a Break in Service.
If a Participant or former Participant, who had a Separation from Service prior to the time he or she was 100% vested in his or her Account, becomes an Employee under this Plan prior to incurring a Five Year Break in Service, such Employee’s prior Years of Vesting Service shall be taken into account for purposes of determining his or her vested percentage in his or her (i) restored Account balance, provided such Employee’s Account is restored in accordance with Section 5.6, or (ii) existing Account balance, provided no distributions have been made. Under such circumstances, an Employee’s vested percentage in his or her existing or restored Account balance upon reemployment shall not be lower than the Employee’s vested percentage in his or her Account upon Separation from Service. After a six month Period of Service that began after 1999 and after a Reemployment Commencement Date, a Participant will be 100% vested in his or her Account.

5.4	Forfeitures.
(a)	If a Participant Separates from Service prior to the time he or she is 100% vested in his or her Account, and such Participant does not receive a distribution from the Plan, the non-vested portion of the Participant’s Account shall be forfeited upon the Participant’s incurring a Five Year Break in Service.

(b)	If a Participant Separates from Service and receives a distribution from the Plan of the vested portion of his or her Account prior to incurring a Five Year Break in Service at a time when the Participant was not 100% vested in his or her Account, the non-vested portion of the Participant’s Account shall be forfeited upon the date of the distribution.

(c)	For purposes of this Section 5.4, a Participant who Separates from Service at a time when he or she is 0% vested in his or her Prior Matching Contributions Account shall be deemed to have received a distribution upon Separation from Service.

5.5	Allocation of Forfeitures.
Subject to any required restoration under Section 5.6 and Section 8.12, any amount forfeited under Section 5.4 shall be used to pay any administrative expenses of the Plan (including the cost of restoring any forfeitures). Except in the case of a Participant whose Account is restored in the Plan Year of the forfeiture, a Participant shall not be entitled to an allocation of a forfeiture of any portion of his or her Account.

5.6	Restoration of Forfeited Account.
(a)	A Participant or former Participant who received a distribution from the Plan of the vested portion of his or her Account who again becomes an Employee before incurring a Five Year Break in Service may restore the non-vested portion forfeited in accordance with Section 5.4, by repaying the full amount of the distribution (excluding amounts attributable to the Participant’s After-tax Contributions and Rollover Contributions, except that the Participant may elect to repay to the Plan all or part of those amounts as well). Any repayment must be in cash and paid to the Trustee in a lump sum within five years after the Participant’s Reemployment Commencement Date. It is intended that any repayment be accepted only if it is accompanied by an Investment Election specifying how the repayment is to be invested under the Plan (or if the Participant otherwise has an Investment Election in effect). If a Participant does not make an Investment Election and does not have an Investment Election in effect, then the last sentence of Section 4.4 shall apply.

(b)	If a former Participant who Separated from Service (at a time when he or she was 0% vested in his or her Prior Matching Contributions Account) again becomes an Employee prior to incurring a Five Year Break in Service, the former Participant’s forfeited Account shall be restored on the date he or she once again becomes an Employee without the need for any repayment.

(c)	Any nonvested amounts restored pursuant to this Section 5.6 shall be restored as of the last day of the month coincident with or immediately following the date of repayment or reemployment, as the case may be.

(d)	Amounts restored pursuant to this Section shall generally be allocated to a Participant’s After-tax Contributions Account; provided, however, if the distribution has not been included in the Participant’s gross income for federal income taxes, the Participant’s repayment shall be allocated to the accounts from which they were distributed. Restored amounts shall be reinvested as provided in Section 4.4.

(e)	The Plan Administrator shall restore the forfeited portion of a Participant’s Account from the amount of forfeitures available under the Plan. To the extent the amount of available forfeitures is insufficient to enable the Plan Administrator to make the required restoration, the Employer must contribute, without regard to any requirement or condition of Articles XIII through XVI, the additional amount necessary to enable the Plan Administrator to make the required restoration.

ARTICLE VI - IN-SERVICE WITHDRAWALS

6.1	Withdrawal of After-tax Contributions.
Participant who is an Employee may elect to withdraw all or a portion of the amounts credited to his or her After-tax Contributions Account, including earnings. Notwithstanding the preceding sentence, a Participant may not withdraw any matched After-tax Contributions which were contributed within the 6-month period preceding the date of withdrawal.

6.2	Withdrawal of Rollover Contributions.
A Participant who is an Employee and has withdrawn all of the amounts credited to his or her After-tax Contributions Account, may withdraw all or a portion of the amounts which have been credited to his or her Rollover Contributions Account.

6.3	Withdrawal of Matching Contributions.
A Participant who (i) is an Employee, (ii) is vested in all or a portion of his or her Prior Matching Contribution Account, and (iii) has withdrawn the entire amount available under Sections 6.1 and 6.2, may withdraw all or a portion of the vested portion of his or her Prior Matching Contributions Account, including any earnings, to the extent contributed at least two years prior to the date of the withdrawal.

6.4	Withdrawals of Pre-tax Contributions and QNECs
Except as provided in Sections 6.5 and 6.6, a Participant who is an Employee shall not be entitled to withdraw any Pre-tax Contributions or QNECs from the Plan.
6.5	Withdrawals After Attaining Age 59-1/2.
If a Participant attains age 59-1/2, such Participant may elect to withdraw all or a portion of the following portions of his or her Account in the following order of priority:
(a)	The Participant’s After-tax Contributions Account, excluding any matched After-tax Contributions made within the 6-month period preceding the date of withdrawal.
(b)	The Participant's Rollover Contributions Account.
(c)	The vested portion of the Participant's Prior Matching Contributions Account.
(d)	The Participant's Pre-tax Contributions Account and QNECs Account.
6.6	Hardship Withdrawals.
(a)	A Participant who has withdrawn the total amount available for withdrawal under Sections 6.1 through 6.5 may receive a hardship withdrawal of all or a portion of his or her (i) Pre-tax Contributions Account (other than any post-1988 earnings on such account), (ii) Prior Matching Contribution Account to the extent of amounts contributed less than two years prior to the date of the withdrawal (and related earnings) and (iii) matched After-tax Contributions which have been credited to his or her After-tax Contributions Account within six months prior to the date of the withdrawal (and related earnings), provided the Participant furnishes proof, satisfactory to the Plan Administrator, that the withdrawal is necessary to alleviate an immediate and heavy financial need (as determined in accordance with Section 6.6(b) below) and that the amount of the withdrawal does not exceed the amount necessary to satisfy such financial need (as determined in accordance with Section 6.6(c) below). In addition, for Plan Years beginning on or after January 1, 2002, a Participant who has an interest in the PepsiCo Common Stock Fund may not receive a hardship withdrawal under this Section unless he or she has elected to receive outside the Plan all Cash Dividends to the extent such dividends are currently available to the Participant. The determination by the Plan Administrator of the existence of an immediate and heavy financial need and of the amount necessary to meet such need shall be made in a nondiscriminatory and uniform manner. The Plan Administrator shall not allow a hardship withdrawal to be made to a Participant unless the requirements of this Section 6.6 are satisfied.

(b)	Subject to Section 6.6(c), a Participant shall be deemed to have an immediate and heavy financial need if the Participant needs the hardship withdrawal for one of the following reasons:
(i)	Medical expenses described in Code §213(d) which are incurred by the Participant, the Participant's Spouse or dependents (as defined in Code § 152), or necessary for such persons to obtain medical care described in Code § 213(d);

(ii)	Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);
(iii)	Payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant or for the Participant’s Spouse or dependents (as defined in Code § 152);
(iv)	Payments necessary to prevent the eviction of the Participant from his or her principal residence or to prevent foreclosure on the mortgage of the Participant's principal residence;
(v)	Any need prescribed by the Internal Revenue Service in a revenue ruling, notice or other document of general applicability which satisfies the safe harbor definition of hardship; or
(vi)	Any need determined by the Plan Administrator to constitute the type of need which would authorize a hardship distribution under Code § 401(k) and applicable regulations.
The determination of whether a Participant has met the requirements for a hardship withdrawal shall be made on the basis of all the relevant facts and circumstances. Notwithstanding the foregoing, a financial need shall not fail to qualify as immediate and heavy merely because such need was reasonably foreseeable or voluntarily incurred by the Participant.

(c)	In making its determination that a hardship withdrawal is necessary to satisfy an immediate and heavy financial need, the Plan Administrator may, unless it has actual knowledge to the contrary, rely on a written statement by the Participant that the need cannot be reasonably relieved: (i) through the reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, (iii) by cessation of deferrals or contributions to the Plan, or (iv) by other distribution or nontaxable (at the time of the loan) loans from plans maintained by the Employer or by any other employer (or by borrowing from commercial sources on reasonable commercial terms) in an amount sufficient to satisfy the need. For purposes of this Section, taking any of the foregoing actions shall not be deemed to reasonably relieve a need if the effect of taking any such action would be to increase the amount of the need. In addition, in determining whether the withdrawal is not in excess of the amount required to relieve the need, the Plan Administrator shall take into account any taxes that the Participant will be required to pay on the withdrawal.

(d)	A Participant who received a hardship withdrawal from the Tropicana Teamsters Plan or the Tropicana Union Plan prior to January 1, 2002 shall not be permitted to have Pre-tax Contributions made on his or her behalf for a period of 6 months following the date the Tropicana Teamsters Plan or the Tropicana Union Plan distributed the hardship withdrawal. In the year following a year a Participant received such a hardship withdrawal, a Participant shall not be permitted to have Pre-tax Contributions made on his or her behalf exceeding an amount equal to $11,000 (or such higher amount as applies under Code § 402(g) for the Plan Year) less the amount of Pre-tax Contributions made on behalf of the Participant in the year of the hardship withdrawal.

6.7	In-Service Withdrawal Procedures and Restrictions.
(a)	Participants shall request an in-service withdrawal from the Plan by contacting the Participant Response System and submitting a request that complies with guidelines established by the Plan Administrator.

(b)	In-service withdrawals shall be distributed as soon as administratively practicable following the date the Plan Administrator: (i) receives a request for an in-service withdrawal referred to in subsection (a) above (which meets the Plan Administrator’s guidelines regarding form and content), and (ii) determines the applicable requirements for the withdrawal are met.

(c)	In-service withdrawals shall be taken on a pro rata basis from the Investment Funds in which the affected subaccounts are invested. All withdrawals shall be paid in a single lump sum. All withdrawals shall be paid in cash except for withdrawals described in Section 6.5 (relating to withdrawals after attaining age 59-1/2), which may be paid in-kind in accordance with the procedures specified in Section 8.6.

(d)	The minimum amount or value of an in-service withdrawal is $100 or, if less, the total amount or value available for withdrawal.
(e)	A Participant shall be limited to two in-service withdrawals, per calendar year, under each of the following sections: Section 6.1, Section 6.2, Section 6.3 and Section 6.5. No numerical, per-year limit applies to hardship withdrawals.

ARTICLE VII - LOANS

7.1	General Rule.
A Participant who is an Employee of the PepsiCo Organization may borrow a portion of his or her vested Account by submitting an application to the Plan Administrator; provided, that a Participant is not permitted to have more than two loans from the Plan outstanding at any time, of which only one loan can be a Principal Residence Loan. In addition, no more than two loans shall be initiated in any one Plan Year. Loans shall be made available to all eligible Participants on a reasonably equivalent basis and shall not be made available to Highly Compensated Employees, officers or shareholders in an amount greater than is made available to other Participants. Each loan shall be evidenced by a written promissory note signed by the Borrower. A Participant may initiate the loan process by contacting the Participant Response System.

7.2	Amount of Loan.
A loan may be made in an amount (not less than $1,000) which, when added to the outstanding balance of all prior loans (including interest) to the Borrower under the Plan, does not exceed the lesser of (i) $50,000 reduced by the excess, if any, of (A) the highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date such loan was made, over (B) the outstanding balance of loans from the Plan on the date on which such loan was made; or (ii) one-half of the present value of the Borrower’s non-forfeitable accrued benefit under the Plan. For purposes of applying the limitation in (i) above, the Plan and all other “qualified employer plans” (as defined in Code § 72(p)(4)) maintained by an employer within the PepsiCo Organization shall be treated as a single plan, and any loan that has been deemed distributed pursuant to Section 7.6 but has not been repaid (whether by plan loan offset or otherwise) shall be considered outstanding.

7.3	Interest Rate and Security.
(a)	Loans shall be made at the prime rate plus one percentage point, or such other interest rate as may later be designated by the Plan Administrator for subsequent loans. The prime rate shall be determined as of the last normal business day of the month before such loan is made, as announced in the Wall Street Journal (or to the extent the Wall Street Journal ceases to be published, such other newspaper as is selected by the Plan Administrator).

(b)	Loans shall be secured by the vested portion of the Borrower’s Account. Immediately after the origination of each loan no more than 50% of the Participant’s vested Account may be used as security for the loan. In addition, if a Participant’s loan has been deemed distributed pursuant to Section 7.6 but has not been repaid (whether by plan loan offset or otherwise), the Plan Administrator shall require any new loan issued to such Participant to include such enhanced security for the Plan as it deems appropriate, determined in light of the prior default (e.g., a requirement for payroll deductions that will not be waived).

7.4	Source of Loans.
(a)	Amounts borrowed shall be taken from the Borrower's subaccounts on a pro rata basis.
(b)	After taking amounts borrowed from the Borrower’s subaccounts pursuant to subsection (a) above, thereafter such amounts shall be taken from the Investment Funds in which the amounts borrowed are invested on a pro rata basis.

7.5	Repayment and Term.
(a)	Loans shall be amortized in substantially level payments, made not less frequently than quarterly, for a period of not less than twelve months and not more than five years; provided, however, that a Principal Residence Loan may be amortized over a period not to exceed fifteen years and, provided, further, that loan repayments will be suspended under the Plan as permitted under Code § 414(u)(4). A Participant requesting a Principal Residence Loan shall provide copies of any documents relating to the purchase of such principal residence which the Plan Administrator may deem necessary to verify that the proceeds of such loan will be used to acquire or construct a principal residence.

(b)	Loans shall be repaid by means of payroll deduction from the Borrower’s Salary; provided, however, that if at any time a Participant is not receiving Salary from an employer within the PepsiCo Organization, the loan repayment shall be made in accordance with the terms and procedures established by the Plan Administrator and applied on a uniform, nondiscriminatory basis. A Participant may repay an outstanding loan in full at any time without penalty.

(c)	Amounts repaid shall be returned to the subaccount from which they are borrowed in the reverse order from the order in which they were borrowed and shall be reinvested as provided in Section 4.4.
(d)	Loan repayments suspended under Code §414(u)(4) shall, upon the Participant's completion of the period of military service, resume under the following rules:
(i)	The frequency of the installment payments and the amount of each installment payment shall not be less than the frequency and amount of the installments required under the terms of the original loan before entering military service.

(ii)	The loan must be repaid in full (including interest that accrues during the period of military service) not later than the end of the period that is equal to: (A) the original term of the loan, plus (B) the period of military service.

7.6	Deemed Distributions.
(a)	If the Plan Administrator determines that a Borrower’s loan has not satisfied the written procedures that the Plan Administrator shall establish from time to time regarding deemed distributions of loans, then the amount of such loan (plus any accrued interest) shall be deemed distributed, and the value of the Borrower’s Account reduced accordingly as of the date of deemed distribution. However, if the amount borrowed was from the Participant’s Pre-tax Contributions Account or QNECs Account, the amount of the deemed distribution shall not actually be offset against the Participant’s Account until the earlier of the date the Participant Separates from Service or attains age 59-1/2. If a loan is deemed to be distributed, additional interest shall accrue following the deemed distribution date on the portion of the loan that was not repaid as of that date. This additional interest shall not be considered an additional deemed distribution, but it shall be taken into account in determining the amount of the Participant’s outstanding indebtedness to the Plan.

(b)	The provisions of this Section (and the first sentence of Section 7.1) reflect how Plan loans are intended to be administered for purposes of determining their taxability under the Code. These provisions are not requirements for purposes of the prohibited transaction rules of the Code and ERISA or for purposes of the qualification rules of the Code.

(c)	The determination of when a deemed distribution occurs under subsection (a) shall be made by the Plan Administrator applying reasonable commercial principles and with the object of providing adequate protection for the Plan’s interest based on all the facts and circumstances.

(d)	Plan loan repayments shall not be suspended for a Participant who is on a leave of absence; provided, however, notwithstanding the above or any written procedures issued by the Plan Administrator, Plan loan repayments shall be suspended while a Participant is performing services in the uniformed services as defined in Code §414(u)(4).

7.7	Additional Rules.
The Plan Administrator may establish rules and procedures regarding loans to Participants which may be more restrictive than the rules and procedures set forth in this Article VII. Any such rules and procedures must be in writing and be applied on a uniform, nondiscriminatory basis. In addition, they shall be deemed to be a part of the Plan for purposes of the loan regulations issued by the Department of Labor

ARTICLE VIII - DISTRIBUTIONS

8.1	Eligibility for Distribution Upon Separation From Service.
A Participant who Separates from Service shall be entitled to receive a lump sum distribution of the vested portion of his or her Account. Subject to the cashout rules in Section 8.8, the Participant may elect to defer receipt of the lump sum distribution until the April 1st following the calendar year he or she attains age 70½.

8.2	Distributions Upon Retirement or Disability.
(a)	A Participant who incurs a Disability or has attained his or her Retirement shall be entitled to receive a distribution of 100% of his or her Account. Subject to the cashout rules in Section 8.8:
(1)	Such Participant may elect to receive his or her Account in a lump sum or in variable annual, quarterly or monthly installments over a period of years ranging from 1 year to the Participant’s life expectancy in whole years (referred to as “periodic installments”); and

(2)	The Participant may elect to defer commencement of periodic installments until the April 1st following the calendar year he or she attains age 70½.
If such Participant elects to receive a distribution in periodic installments, the Participant shall designate the period (annual, quarterly or monthly), and the amount distributed each period shall be an amount determined by multiplying the value of the Participant’s Account by a fraction, the numerator of which is one and the denominator of which is the total number of periodic installments yet unpaid (but such distribution shall not be less than is required to be distributed under Code § 401(a)(9)). A Participant who elects to receive periodic installments or to defer commencement of a distribution may revoke such election at any time and in lieu thereof elect to receive a current lump sum distribution of the balance of his or her Account.

(b)	A Participant who (i) has attained his or her Retirement (a “Retiree”) or has incurred a Disability and (ii) has not elected to receive a distribution as provided in subsection (a) may elect up to two times per calendar year to receive a distribution of a portion of his or her Account. Such a partial distribution may be requested by contacting the Participant Response System and following the procedures set forth by the Plan Administrator for this purpose from time to time.

The right to commence a distribution under subsection (a) shall be independent of the right to take a partial distribution under subsection (b). Accordingly, Participants who have taken two distributions in a calendar year under subsection (b) may choose to commence the complete distribution of his or her remaining Account balance under subsection (a) during the same calendar year (either as a single lump sum or in periodic installments).

8.3	Installment Option Before January 1, 2003 for Certain Employees.
(a)	This Section 8.3 only applies to Participants who are qualified under this Section, and who elect a distribution under this Section that has a scheduled commencement date prior to January 1, 2003.
(b)	A Participant who (i) Separates from Service before attaining age 55, (ii) has not incurred a Disability, (iii) was a member of the Seagram Plan and had his account balance under the Seagram Plan transferred to the Pre-Spinoff Plan (and then this Plan pursuant to the Spinoff) in connection with the acquisition of Tropicana, and (iv) at the time of his termination of employment with the PepsiCo Organization has attained age 50 and completed 20 Years of Vesting Service or completed 25 Years of Vesting Service and the sum of his years of age and Years of Vesting Service equal at least 80, may elect to receive that portion of his Accounts credited as of August 25, 1998 under the Seagram Plan in the form of variable periodic installments (determined in the same manner as described in Section 8.2). The remainder of the Participant’s Account shall be paid in one lump sum.

8.4	Distribution Upon Death.
(a)	Except as otherwise provided in Section 8.4(b), if a Participant dies prior to the time distribution of his or her Account has commenced, 100% of the Participant’s Account shall be paid to his or her Beneficiary in one lump sum following notice to the Plan Administrator of the Participant’s death.

(b)	Subject to the cashout rules in Section 8.8 and the provisions of Code § 401(a)(9), the Participant’s Beneficiary (who is not a Surviving Spouse) may elect within 30 days of when the Plan notifies the Beneficiary that he or she is recognized as a Beneficiary (or such later time as the Plan Administrator shall prescribe) to defer receipt of a lump sum distribution until the fifth anniversary of the Participant’s death. If the Beneficiary is the Participant’s Surviving Spouse, then the Beneficiary may elect (within the period of time described in the sentence above) either to defer receipt of a lump sum distribution or the commencement of periodic installment payments (under the provisions of Section 8.2(a)) until the April 1st following the date the Participant would have attained age 70-1/2. A Surviving Spouse who has elected to defer the receipt of a lump sum distribution and the commencement of periodic installments pursuant to the prior sentence shall be eligible to take up to two partial distributions per calendar year from his or her Account pursuant to the terms and conditions of Section 8.2(b). Further, if a Surviving Spouse elects to receive periodic installment payments, such payments may not be paid over a period that is longer than his or her life expectancy. A Beneficiary who elects to receive periodic installments or to defer the receipt of a distribution may revoke such election at any time and in lieu thereof elect to receive a lump sum distribution of the balance of his or her Account.

(c)	If a Participant dies after distribution of his or her Account has commenced, the remaining portion of such Participant’s Account shall be distributed to the Participant’s Beneficiary no less rapidly than under the form of distribution elected by the Participant; provided, that the Beneficiary may, by submitting a request to the Plan Administrator through the Participant Response System, elect to receive all or a portion of the distribution or the remainder thereof in a lump sum.

(d)	The Plan Administrator may require and rely upon such proof of death and such evidence of the right of any Beneficiary or other person to receive the value of a deceased Participant’s Account as the Plan Administrator may deem proper and its determination of death and of the right of that Beneficiary or other person to receive payment shall be conclusive.

8.5	Commencement of Payments.
(a)	General Time of Commencement. Subject to the remaining provisions of this Section, following a Participant's Separation from Service, the distribution of the Participant's Account shall commence as soon as practicable after the earlier of:

(i)	The receipt of a distribution request from the Participant (or his or her Beneficiary, in the case of a distribution at death) that meets all the requirements applied by the Plan Administrator (including any requirement for Participant consent applicable under subsection (b)); or

(ii)	In the case of a distribution that is made pursuant to the cashout rules of Section 8.8, as soon as practicable following the quarterly review date applicable under Section 8.8.
Participants may request a distribution by contacting the Participant Response System and submitting a request that complies with guidelines established by the Plan Administrator. If a Participant has a Separation from Service and again becomes an Employee prior to the date the distribution is deemed to be processed by the Plan’s current recordkeeper, the Participant shall not receive a distribution.

(b)	Participant Consent.
(i)	Participant consent is a pre-condition for commencing distributions unless the distribution is made: (A) pursuant to the cashout rules of Section 8.8, (B) in connection with a Participant’s death, or (C) pursuant to the Code § 401(a)(9) requirements of subsection (d) below

(ii)	Except as provided in paragraph (iii) below, a Participant's consent to receive a distribution shall not be valid unless the Participant gives consent: (A) after the Participant has received the notice required under Treas. Reg.ss. 1.411(a)-11(c), and (B) within a reasonable time before the effective date of the commencement of the distribution as prescribed by such regulations. A Participant's consent shall be in writing or, if authorized by the Plan Administrator, provided through an electronic medium that meets the requirements of Treas. Reg.ss.1.411(a)-11(f).

(iii)	Once a Participant or Beneficiary has made an appropriate distribution request through the Participant Response System and the Plan Administrator has received notice of the Participant’s death (if applicable), such distribution may commence less than 30 days after the notice required under Treas. Reg. § 1.411(a)-11(c) is given, provided that: (A) the Plan Administrator clearly informs the Participant that he or she has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (B) the Participant, after receiving the notice, affirmatively elects a distribution.

(c)	Code § 401(a)(14) Provisions: In the case of a Participant who has filed a claim to commence benefits in accordance with applicable regulations under Code § 401(a)(14), including Treas. Reg.ss.1.401(a)-14(a) thereof, distribution of the Participant's interest in the Plan shall commence no later than the 60th day after the close of the latest of the following:

(i)	the Plan Year in which the Participant attains age 65,
(ii)	the Plan Year in which occurs the tenth anniversary of the date his participation commenced, or
(iii)	the Plan Year in which occurs the Participant’s Separation from Service.
(d)	Code § 401(a)(9) Provisions. Notwithstanding anything in the Plan to the contrary, the distribution of a Participant’s benefits hereunder shall comply with Code § 401(a)(9) and any regulations that are effective thereunder. In addition, the provisions of this subsection and any other provisions of the Plan that reflect Code § 401(a)(9) override any other distribution provisions in the Plan that are inconsistent with Code § 401(a)(9).

(i)	A Participant who is a Five-percent Owner must begin receiving distributions from his or her Account no later than the April 1st following the calendar year in which the Participant attains age 70-1/2. If a Participant who has attained age 70-1/2 elects to commence receipt of his or her Account in periodic installments, the Plan Administrator shall direct the Trustee to distribute to the Participant the greater of: (i) the amount determined using the methodology set forth in Section 8.2, or (ii) the amount required to be distributed under Code § 401(a)(9).

(ii)	In the event a Participant, other than a Participant described in paragraph (i) above, is receiving payments while in service with the PepsiCo Organization (because distributions commenced in accordance with the pre-1997 provisions of Code § 401(a)(9)) the Participant may elect to suspend payments while he or she remains in service in accordance with such uniform rules as the Plan Administrator shall adopt.

(iii)	With respect to distributions under the Plan made for calendar years beginning on or after January 1, 2002, the Plan will apply the minimum distribution requirements of Code § 401(a)(9) in accordance with the regulations under Code § 401(a)(9) that were proposed on January 17, 2001, notwithstanding any provision of the Plan to the contrary. This shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under Code § 401(a)(9) or such other date as may be specified in guidance published by the Internal Revenue Service.

8.6	Form of Payment.
Distributions shall be in one lump sum payment, except as otherwise provided in this Article VIII. Further, all distributions shall be in cash, except as provided in subsections (a) and (b) below with respect to a “qualified Participant,” i.e., a Participant receiving a withdrawal under Section 6.5 (relating to withdrawals after attaining age 59-1/2), a Participant or Surviving Spouse receiving a partial distribution under Section 8.2(b) (relating to partial distributions to certain retirees, Participants with Disabilities and Surviving Spouses) or a lump sum distribution under this Article VIII (other than a distribution subject to the cashout rules of Section 8.8).

(a)	A qualified Participant may elect to receive his entire interest in the PepsiCo Common Stock Fund in whole shares of PepsiCo Common Stock (but with cash paid for any fractional shares, uninvested cash or amounts invested for liquidity purposes).

(b)	A qualified Participant may elect to receive his entire interest in the BrokerageLink in the form of those investments maintained for him or her under the BrokerageLink at the time payment of the Participant’s distribution is processed (but such a distribution shall be subject to procedures established by the recordkeeper).

A qualified Participant may make an election under subsection (a) or (b), or under both subsections (a) and (b). To be effective, any election under this Section shall be made in the manner and form specified by the Plan Administrator from time to time.

8.7	Amount of Distribution.
The amount of any distribution to be made based on the value of a Participant’s Account, or a portion thereof, shall be determined with reference to the value of such Account (or portion thereof) as of the time the payment of the distribution is processed.

8.8	Cashout Distributions.
If the vested portion of the Account of a Participant who has had a Separation from Service does not exceed $5,000 on the date payment of the distribution is processed, the Participant’s Account shall be distributed in a lump sum to the Participant (or, if the Participant’s Separation from Service occurred on account of the Participant’s death, to the Participant’s Beneficiary); provided, however, this rule shall not apply to Participants who are receiving installment distributions. The Plan recordkeeper shall review the Account balances of Participants on a quarterly basis to make this determination. In addition, the vested portion of a Participant’s Account for purposes of the first sentence of this Section shall be determined without regard to that portion of the Account that is attributable to Rollover Contributions.

8.9	Direct Rollovers.
A Participant (or an alternate payee or a Beneficiary that is the Participant’s Surviving Spouse) may elect to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan by submitting a request through the Participant Response System.

8.10	Qualified Domestic Relations Orders.
The Plan Administrator shall establish reasonable procedures to determine the qualified status of a domestic relations order in accordance with the requirements of Code § 414(p) and ERISA § 206(d). An alternate payee under a qualified domestic relations order may receive a distribution from this Plan prior to the date the Participant to whom the order relates attains the earliest retirement age under the Plan, even if this precedes the Participant’s Separation from Service. An alternate payee will be eligible for periodic installments under Sections 8.2 and 8.3 if the Participant would be eligible for such installments by separating from service and receiving a payout on the proposed distribution date selected by the alternate payee. For purposes of Code § 401(a)(9), an alternate payee’s separate interest in the Plan shall be distributed beginning not later than the Participant’s required beginning date and shall be paid out based on the life expectancy of the alternate payee.

8.11	Beneficiary Designation.
(a)	A Participant may from time to time designate a Beneficiary to receive the value of his or her Account following the Participant’s death by properly completing a Beneficiary Designation Form and filing it with the Plan Administrator. Notwithstanding the preceding sentence, if a Participant dies leaving a Surviving Spouse before the complete distribution of his or her Account, the Participant’s Beneficiary shall be the Participant’s Surviving Spouse, unless such Surviving Spouse has consented to the designation of another Beneficiary (in a writing that acknowledges the effect of such consent and that is: (A) witnessed by a notary public, (B) for consents executed before the Effective Date, before a Plan representative, or (C) as otherwise provided by applicable law and permitted by the Plan Administrator) provided, the Spouse’s consent shall not be required if:

(i)	The Plan Administrator is unable to locate the Participant’s Spouse;
(ii)	The Participant is legally separated or the spouse has abandoned the Participant and the Participant has a court order to that effect; or
(iii)	Other circumstances exist under which the Secretary of the Treasury will excuse the consent requirement.
If the Participant’s Spouse is legally incompetent to give consent, the Spouse’s legal guardian may give consent (even if the Participant is the legal guardian). Consent by a Spouse, or establishment that a Spouse’s consent cannot be obtained, shall only be effective with respect to such individual Spouse.

(b)	If a Participant does not have a Beneficiary or if the Beneficiary predeceases the Participant, then the Plan Administrator shall direct the Trustee to pay the Participant’s Account to the Participant’s estate.

(c)	If the Beneficiary survives the Participant, but dies prior to the complete distribution of the Participant’s Account, the Plan Administrator shall direct the Trustee to pay the amounts remaining in the Participant’s Account to the Beneficiary’s estate (unless the Plan Administrator establishes written rules that allow a Beneficiary to name another Beneficiary, in which case amounts remaining in the Participant’s Account shall be paid to such Beneficiary if so designated through a Beneficiary Designation Form).

(d)	If the Plan Administrator, after reasonable inquiry, is unable within one year to determine whether or not any designated Beneficiary survived the event that entitled him or her to receive a distribution of any benefit under the Plan, the Plan Administrator shall conclusively presume that such Beneficiary died prior to the date he or she was entitled to a distribution.

(e)	If the Participant designates more than one Beneficiary (whether such individuals are primary Beneficiaries or contingent Beneficiaries), the following rules shall apply regarding distributions:
(i)	If the Participant has designated one or more primary Beneficiaries and one or more contingent Beneficiaries, no contingent Beneficiary shall be entitled to any portion of a distribution if the Participant is survived by any person designated as a primary Beneficiary.

(ii)	If the Participant has designated two primary Beneficiaries and only one of the primary Beneficiaries survives the Participant, the surviving primary Beneficiary shall be entitled to 100% of the Participant’s Account upon the death of the Participant, regardless of whether any contingent Beneficiaries have been designated.

(iii)	If the Participant designates three or more primary Beneficiaries, and any of the primary Beneficiaries predecease the Participant, then upon the death of the Participant:
(A)	in the case where the Beneficiary Designation Form used to designate the Beneficiaries states that the surviving primary Beneficiaries shall share equally in the portion of the Account that would have been allocated to the deceased primary Beneficiary, then the Beneficiary Designation Form shall govern, and

(B)	in all other cases, the deceased primary Beneficiary’s share of the Participant’s Account shall be allocated to the surviving primary Beneficiaries in a pro rata fashion based upon the allocations made to the surviving primary Beneficiaries. For example, if primary Beneficiaries A, B, and C have been allocated 60%, 20%, and 20% of the Participant’s Account, respectively, and C predeceases the Participant, then A and B shall be entitled to 75% and 25% of the Account, respectively.

If all primary Beneficiaries predecease the Participant and contingent Beneficiaries have been designated, then the rules in paragraphs (ii) and (iii) above shall apply with respect to allocating the Participant’s Account among the contingent Beneficiaries.

8.12	Incompetent or Lost Distributee.
(a)	If the Plan Administrator determines that a Participant or Beneficiary entitled to a distribution hereunder is unable to care for his or her affairs because of illness or accident or because he or she is a minor, then, unless a claim is made for the benefit by a duly appointed legal representative, the Plan Administrator may direct that such distribution be paid to such distributee’s spouse, child, parent or other blood relative, or to a person with whom such distributee resides. Any such payment, when made, shall be a complete discharge of the liabilities of the Plan therefore.

(b)	In the event that the Plan Administrator, after reasonable and diligent effort, cannot locate any person to whom a payment or distribution is due under the Plan, and no other distributee has become entitled to such distribution pursuant to any provision of the Plan, the Participant’s Account in respect of which such payment or distribution is to be made shall be forfeited six months after the date in which such payment or distribution first becomes due or such later date as the Plan Administrator prescribes (but in all events prior to the time such Account would otherwise escheat under any applicable State law); provided, however, that any Account so forfeited shall be reinstated, in accordance with subsection (e) of this Section, if such person subsequently makes a valid claim for such benefit.

(c)	The Plan Administrator shall be deemed to have made a reasonable and diligent effort to locate a person if it has sent notification describing the relative values of the optional forms of benefit available under the Plan (including any right to defer such distribution) and the risk of forfeiture of such benefit by certified or registered mail to the last known address of such person.

(d)	If a Participant or Beneficiary whose Account is forfeited pursuant to subsection (b) of this Section makes a valid claim for benefits, the Plan Administrator shall restore the Participant’s Account to the same dollar amount as the dollar amount forfeited, unadjusted for any gains or losses occurring subsequent to the date of the forfeiture. Such amounts shall be restored from the amount of forfeitures that the Employer would have otherwise allocated to Participants. To the extent the amount of available forfeitures is insufficient to enable the Plan Administrator to make the required restoration, the Employer must contribute, without regard to any requirement or condition of Articles XIII through XVI the additional amount necessary to enable the Plan Administrator to make the required restoration.

(e)	Accounts restored under this Section 8.12 shall be distributed no later than 60 days after the close of the Plan Year in which the Account is restored (provided the Participant is not employed by the PepsiCo Organization at such time).

ARTICLE IX - INVESTMENT OF THE TRUST

9.1	Trust Agreement.
The assets of the Plan shall be held in the Trust by one or more Trustees selected by the Company and pursuant to the terms of a Trust Agreement. The Trust Agreement shall provide that:
(a)	Subject to Participants’ Investment Elections and the terms of the Plan, the assets of the Trust shall be invested and reinvested in such investments as either the Trustee or investment managers appointed by the Investment Committee deem advisable from time to time; and

(b)	The Investment Committee has concurrent authority, exercisable at its sole discretion, to direct the Trustee as to the sale or purchase of particular assets.
9.2	Appointment of Investment Managers.
The Investment Committee shall have authority to appoint investment managers to manage all or a portion of the Trust. Any investment manager appointed by the Investment Committee shall be:
(a)	An investment adviser under the Investment Advisers Act of 1940;
(b)	A bank as defined in the Investment Advisors Act of 1940; or
(c)	An insurance company qualified to perform investment management services under the laws of more than one State, and must acknowledge in writing that it is a fiduciary with respect to the Plan.
9.3	Investment Manager Powers.
Subject to the Investment Elections made by Participants and to the terms of the Plan and the investment management agreement, an investment manager shall have the power to invest and reinvest the Trust assets (including the authority to acquire and dispose of Plan assets) for which it has been given discretionary authority, as it deems advisable.

9.4	Power to Direct Investments.
The Company retains no authority or responsibility over the management, acquisition or disposition of Plan assets except with respect to the Company’s power to select, retain and replace Trustees, investment managers and the Investment Committee.

9.5	Exclusive Benefit Rule.
Except as otherwise provided in the Plan, no part of the corpus or income of the funds of the Plan shall be used for, or diverted to, purposes other than for the exclusive benefit of Participants and other persons entitled to benefits under the Plan. No person shall have any interest in or right to any part of the assets held under the Plan, or any right in, or to, any part of the assets held under the Plan, except to the extent expressly provided by the Plan.

ARTICLE X - PLAN ADMINISTRATION

10.1	Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration.
The Fiduciaries shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under this Plan or the Trust Agreement. The Plan Administrator shall have the sole responsibility for the administration of the Plan, which responsibility is specifically described in this Plan and the Trust Agreement, except where an agent is appointed to perform administrative duties as specifically agreed to by the Plan Administrator and the agent. Subject to Article IX, the Trustee shall have the sole responsibility for the administration of the Trust and the management of the assets held under the Trust as specifically provided in the Trust Agreement, except where an investment manager has been appointed or as provided otherwise in the Trust Agreement. Each Fiduciary warrants that any direction given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan or the Trust Agreement, as the case may be, authorizing or providing for such direction, information or action. Furthermore, each Fiduciary may rely upon any direction, information or action of another Fiduciary as being proper under this Plan or the Trust, and is not required under this Plan or the Trust Agreement to inquire into the propriety of any direction, information or action. It is intended under this Plan and the Trust Agreement that each Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under this Plan and the Trust Agreement and shall not be responsible for any act or failure to act of another Fiduciary. No Fiduciary guarantees the Trust in any manner against investment loss or depreciation in asset value.

10.2	Administration.
The Plan shall be administered by the Plan Administrator which may appoint or employ individuals to assist in the administration of the Plan and which may appoint or employ any other agents it deems advisable, including legal counsel, actuaries and auditors to serve at the Plan Administrator’s direction. All usual and reasonable expenses of maintaining, operating and administering the Plan and the Trust, including the expenses of the Plan Administrator and the Trustee (and their agents), shall be paid from the Trust (whether directly or by reimbursement to the Company), except to the extent the Company or the Employer pays such expenses and a final decision is made not to request reimbursement from the Trust.

10.3	Claims Procedure.
(a)	Discretionary Authority. The Plan Administrator, or a party designated by the Plan Administrator, shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final and conclusive. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the Participant (or other claimant) is entitled to them. The Plan Administrator’s discretionary authority is intended to be absolute, and in any case where the extent of this discretion is in question, the Plan Administrator is to be accorded the maximum discretion possible. Any exercise of this discretionary authority shall be reviewed by a court under the arbitrary and capricious standard (i.e., the abuse of discretion standard).

(b)	Procedures for Claims. If, pursuant to the discretionary authority provided for above, an assertion of any right to a benefit that is filed by or on behalf of a Participant or Beneficiary is wholly or partially denied, the Plan Administrator, or a party designated by the Plan Administrator, will provide such claimant the claims review process described in this Subsection. The Plan Administrator has the discretionary right to modify the claims process described in this Section in any manner so long as the claims review process, as modified, includes the steps described below: Within a 90-day response period following the receipt of the claim by the Plan Administrator, the Plan Administrator will provide a comprehensible written notice setting forth:

(i)	The specific reason or reasons for the denial;
(ii)	Specific reference to pertinent Plan provisions on which the denial is based;
(iii)	A description of any additional material or information necessary for the claimant to submit to perfect the claim and an explanation of why such material or information is necessary; and
(iv)	A description of the claims review process (including the time limits applicable to such process and a statement of the claimant’s right to bring a civil action under ERISA following a further denial on review).

If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, it may extend the response period from 90 to 180 days. If this occurs, written notice of the extension will be furnished to the claimant before the end of the initial 90-day period, indicating the special circumstances requiring the extension and the date by which the Administrator expects to make the final decision. Further review of a claim is available upon written request by the claimant to the Plan Administrator within 60 days after receipt by the claimant of written notice of the denial of the claim. Upon review, the Plan Administrator shall provide the claimant a full and fair review of the claim, including the opportunity to submit to the Plan Administrator written comments, documents, records and other information relevant to the claim and the Plan Administrator’s review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination. The decision on review shall be made within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days. If this occurs, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision. The final decision shall be in writing and drafted in a manner calculated to be understood by the claimant, and shall include the specific reasons for the decision with references to the specific Plan provisions on which the decision is based.

(c)	Review in Court. Any claim referenced in this Section that is reviewed by a court, arbitrator, or any other tribunal shall be reviewed solely on the basis of the record before the Plan Administrator. In addition, any such review shall be conditioned on the claimants having fully exhausted all rights under this Section.

10.4	Records and Reports.
The Plan Administrator shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA and government regulations issued thereunder relating to records of Participants’ service and benefits, notifications to Participants; reports to, or registration with, the Internal Revenue Service; reports to the Department of Labor; and such other documents and reports as may be required by ERISA.

10.5	Administrative Powers and Duties.
The Plan Administrator shall have such powers and duties as may be necessary or desirable to discharge its functions hereunder, including:
(a)	To exercise its discretionary authority to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;
(b)	To prescribe procedures to be followed by Participants or Beneficiaries filing applications for benefits;
(c)	To prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, information explaining the Plan;
(d)	To receive from employees and agents and from Participants such information as shall be necessary for the proper administration of the Plan;
(e)	To receive, review and keep on file (as it deems convenient or proper) reports of the financial condition, and of the receipts and disbursements, of the Trust from the Trustee;
(f)	To appoint or employ individuals or other parties to assist in the administration of the Plan and any other agents it deems advisable, including accountants, actuaries and legal counsel (which may be legal counsel for the Company); and

(g)	To delegate to other persons or entities, or to designate or employ persons to carry out any of the Plan Administrator’s fiduciary duties or responsibilities or other functions under the Plan.
10.6	Rules and Decisions.
The Plan Administrator may adopt such rules and procedures as it deems necessary, desirable, or appropriate. To the extent practicable and as of any time, all rules and decisions of the Plan Administrator shall be uniformly and consistently applied to Participants in the same circumstances. When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished by a Participant or beneficiary, the legal counsel of the Plan Administrator, or the Trustee.

10.7	Procedures.
The Plan Administrator shall keep all necessary records and forward all necessary communications to the Trustee. The Plan Administrator may adopt such regulations as it deems desirable for the administration of the Plan.

10.8	Authorization of Benefit Distributions.
The Plan Administrator shall issue directions to the Trustee concerning all benefits which are to be paid from the Trust pursuant to the provisions of the Plan, and shall warrant that all such directions are in accordance with this Plan.

10.9	Application and Forms for Distributions.
The Plan Administrator may require a Participant to complete and file with the Plan Administrator an application for a distribution and all other forms (or other methods for receiving information) approved by the Plan Administrator, and to furnish all pertinent information requested by the Plan Administrator. The Plan Administrator may rely upon all such information so furnished it, including the Participant’s current mailing address, age and marital status.

ARTICLE XI - AMENDMENT AND TERMINATION

11.1	Amendment of the Plan.
The Company shall have the right in its discretion at any time by instrument in writing, duly executed, to modify, alter or amend this Plan in whole or in part. However, except as permissible under the Code and ERISA, no amendment shall:

(a)	Reduce the amounts in any Participant’s Account because of forfeiture or reduce the vested right or interest to which any Participant or Beneficiary is then entitled under this Plan;
(b)	Eliminate an optional form of benefit with respect to a Participant’s Account as of the date of the amendment;
(c)	Cause or authorize any part of the Trust Fund to revert or be refunded to the Employer, or
(d)	Cause any assets of the Trust to be used for, or diverted to, purposes other than for the exclusive benefit of Participants and their Beneficiaries (other than such part as is required to pay taxes and expenses of administration).

To the extent permitted under the Code, the Company shall have the right to amend the Plan at any time, retroactively or otherwise, in such respects and to such extent as may be necessary to qualify it under existing and applicable laws and regulations in order to make available to the Employers the tax benefits associated with qualified plans, including the full deduction for tax purposes of the Employer contributions made hereunder. A participating Employer shall not have the right to amend the Plan. Notwithstanding any provision herein to the contrary, the Company may by such amendment decrease or otherwise affect the rights of Participants hereunder if, and to the extent, necessary to accomplish such purpose.

11.2	Right to Terminate the Plan or Discontinue Contributions.
The Company reserves the right to terminate the Plan or completely discontinue contributions under the Plan for any reason, at any time. Action taken by the Company to terminate the Plan or discontinue contributions shall be in writing and shall be effective as of the date set forth in such writing.

11.3	Effect of Termination or Discontinuance of Contributions.
As of the date of a complete termination of the Plan or the complete discontinuance of contributions to the Plan, each Participant who is then an Employee shall become 100% vested in his or her Account. Upon termination, all Accounts shall be distributed to or for the benefit of the Participant or continued in trust for his or her benefit, as the Plan Administrator shall direct. After distribution of all Accounts under the Plan, any amounts remaining in the suspense account established under Section 15.2(b) shall revert to the Employer, as permitted by the Code.

11.4	Effect of a Partial Termination.
As of the date of a partial termination, each affected Participant who is then an Employee shall become 100% vested in his or her Account and the Accounts of Participants affected by the partial termination shall be distributed to or for the benefit of such Participants or continued in trust for their benefit, as the Plan Administrator shall direct.

11.5	Plan Merger.
The Company may not merge or consolidate the Plan with, or transfer any assets or liabilities to, any other plan, unless each Participant would (if the Plan then terminated) receive a benefit immediately after the merger, consolidation or transfer, which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.

11.6	Additional Participating Employers.
With the consent of the Plan Sponsor, any other corporation may become a participating Employer under the Plan for the benefit of its Eligible Employees, with such changes and variations in Plan terms as the Plan Sponsor approves. Any such inclusion shall be contingent upon the Internal Revenue Service not making a determination that it adversely affects the qualified status of the Plan and Trust. A corporation that becomes a participating Employer under the Plan shall compile and submit all information required by the Plan Sponsor with reference to its Eligible Employees.

11.7	Withdrawal of a Participating Employer.
A participating Employer may withdraw from the Plan upon six month’s prior written notice to the Plan Administrator (unless the Plan Administrator approves a shorter notice period). If a participating Employer discontinues or suspends contributions to the Plan upon behalf of its employees or if a participating Employer shall become insolvent or bankrupt, or be dissolved, such participating Employer shall be deemed to have withdrawn from the Plan (unless otherwise provided by the Plan Sponsor). If a participating Employer ceases to be a member of the PepsiCo Organization, such participating Employer shall only continue to be a participating Employer to the extent expressly permitted by the Plan Sponsor.

ARTICLE XII - MISCELLANEOUS PROVISIONS

12.1	Action by the Company.
Any action by the Company, including any amendment authorized to be made under Section 11.1, shall be made in accordance with procedures authorized by the Company’s Board of Directors from time to time. In addition, any person or persons authorized by the Board may take action on behalf of the Company. Any action taken by any such person or persons shall be effective provided it is executed in accordance with the authorization of the Board.

12.2	No Right to Be Retained in Employment.
Nothing contained in this Plan shall give any Participant or Employee the right to be retained in the employment of the Employer or affect the right of any Employer to dismiss any Participant or Employee.

12.3	Non-Alienation of Benefits.
(a)	In General. Except as provided in subsections (b) and (c) below, and to the extent permitted by law, the right of any Participant or Beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to anticipation, assignment, alienation, attachment, sale, transfer, pledge, encumbrance, charge, garnishment, execution, levy or other legal, equitable, or other process of any kind, either voluntary or involuntary, and any attempt to anticipate, assign, alienate, attach, sell, transfer, pledge, encumber, charge, garnish, execute, levy or otherwise dispose of any right to a benefit or payment hereunder shall be void. The Trust shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

(b)	Qualified Domestic Relations Orders. Notwithstanding subsection (a) above, payment of Plan benefits shall be made in accordance with a “qualified domestic relations order” that meets the requirements of Code § 414(p) and ERISA § 206(d), under the procedures developed in accordance with Section 8.10. Neither the Plan, the Company, an Employer, the Plan Administrator nor the Trustee shall be liable in any manner to any person, including any Participant or Beneficiary, for complying with a domestic relations order that is considered a qualified domestic relations order in accordance with Code §414(p) and ERISA §206(d).

(c)	Crimes and Fiduciary Violations. The nonalienation provisions set forth in subsection (a) above shall not apply in the case of a Participant's liability to the Plan due to:
(i)	The Participant's conviction of a crime involving the Plan;
(ii)	A judgment, consent order or decree entered by a court in an action for violation of fiduciary standards; or
(iii)	A settlement agreement involving the Department of Labor or Pension Benefits Guaranty Corporation in connection with a violation of fiduciary standards.
12.4	Requirement to Provide Information to Plan Administrator.
Prior to the time any amount shall be distributed under the Plan, a Participant or other person entitled to benefits must file with the Plan Administrator such information as the Plan Administrator shall require to establish his or her rights and benefits under the Plan

12.5	Source of Benefit Payments.
Benefits provided under the Plan shall be paid or provided for solely from the Trust, and neither the Company, an Employer, the Plan Administrator, the Trustee, or any investment manager shall assume any liability therefor

12.6	Construction.
The terms of this Plan shall be construed in accordance with this Section.
(a)	References: Singular references may include the plural, and plural references may include the singular, unless the context clearly indicates to the contrary.
(b)	Compounds of the Word “Here”: The words “herein”, “hereof”, “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan, not to any particular provision or section.

(c)	Examples: Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having similar effect, such passages of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limits on its breadth of application).

(d)	Effect of Specific References: Specific references in the Plan to the Plan Administrator’s discretion shall create no inference that the Plan Administrator’s discretion in any other respect, or in connection with any other provisions, is less complete or broad.

(e)	Subdivisions of the Plan Document: This Plan document is divided and subdivided using the following progression: articles, sections, subsections, paragraphs and subparagraphs. Articles are designated by capital roman numerals. Sections are designated by Arabic numerals containing a decimal point. Subsections are designated by lower-case letters in parentheses. Paragraphs are designated by lower-case roman numerals. Subparagraphs are designated by upper-case letters in parentheses. Any reference in a section to a subsection (with no accompanying section reference) shall be read as a reference to the subsection with the specified designation contained in that same section. A similar reading shall apply with respect to paragraph references within a subsection and subparagraph references within a paragraph.

(f)	Invalid Provisions: If any provision of this Plan is, or is hereafter declared to be void, voidable, invalid or otherwise unlawful, the remainder of the Plan shall not be affected thereby.
(g)	Interpreting Article XI: In all circumstances, the provisions of Article XI shall be interpreted in the manner which imposes the least limitation on the Company’s claimed right of amendment. In this regard, it is specifically intended that any ambiguities in the Plan are to be resolved in the manner which minimizes the limitation on any right of amendment that is claimed directly or indirectly against one or more Employees or Participants. Notwithstanding any other provision of the Plan, it is expressly permissible for the Company to clarify the terms of this document, even retroactively, by an amendment accomplishing a good faith correction of any typographical error or inadvertent scrivener’s error.

12.7	Governing Law.
The Plan is intended to qualify under Code §§ 401(a) and 401(k) and to comply with ERISA and shall be construed and interpreted in a manner consistent with the requirements of these laws. The Plan and the rights of all persons under the Plan shall be further construed and administered in accordance with the laws of the State of New York, in the event that ERISA does not preempt state law in a particular circumstance.

ARTICLE XIII - LIMITATION ON PRE-TAX CONTRIBUTIONS

13.1	Code § 402(g) Limitation on Pre-tax Contributions.
An Employee’s Pre-tax Contributions plus elective deferrals made under any other Plan of the Employer for a calendar year may not exceed:
(a)	As of the Effective Date, $11,000; and
(b)	Notwithstanding the above, such higher amount as may permissibly apply for a Plan Year pursuant to Code §402(g);
provided, however, an Employee’s Pre-Tax Contributions may include such higher dollar amounts to the extent permitted under Section 3.2(c) and Code § 414(v).
13.2	Treatment of Excess Deferrals.
(a)	If, during the Plan Year, the Plan Administrator determines that continued contribution of Pre-tax Contributions for the Plan Year on behalf of an Employee would exceed the Code § 402(g) limitation, the Employer shall not make any additional Pre-tax Contributions with respect to such Employee for the remainder of that Plan Year.

(b)	If, during the Plan Year, the Plan Administrator determines that Pre-tax Contributions made on behalf of an Employee exceed the Code § 402(g) limitation, the Plan Administrator shall distribute the amount of such Excess Deferral, adjusted for allocable income and losses, no later than the April 15th following the Plan Year in which such Excess Deferrals were made. If the amount of such Excess Deferrals are not distributed within the time period provided in the prior sentence, the amount of the Excess Deferrals shall be treated as Annual Additions under Section 15.1(a).

(c)	The Plan Administrator shall reduce the amount of Excess Deferrals for a Plan Year distributable to the Employee by the amount of Excess Contributions if any, previously distributed to the Employee with respect to the Plan Year for which such Excess Deferrals and Excess Contributions were made.

(d)	Excess Deferrals shall be adjusted for any income or loss for the taxable year to which they relate, using either the method in Treas. Reg. § 1.402(g)-1(e)(5)(iii) or any other reasonable method for computing the income or loss allocable to Excess Deferrals; provided such other reasonable method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ accounts. Income or loss allocable to the period between the end of the taxable year and the date of distribution shall be disregarded in determining income or loss.

13.3	Coordination With Other Arrangements In Which Salary Is Deferred.
If an Employee participates in another plan under which he or she makes elective deferrals pursuant to a Code § 401(k) arrangement, elective deferrals under a simplified employee pension, or salary reduction contributions to a tax-sheltered annuity, he or she may submit a request to the Plan Administrator through the Participant Response System for Excess Deferrals made to this Plan with respect to the calendar year. Any such claim must be submitted by the Employee no later than the March 1st following the close of the particular calendar year in which such elective deferrals were made and must specify the amount of the Employee’s Pre-tax Contributions under this Plan which are Excess Deferrals. If the Plan Administrator receives a timely claim, it shall distribute the Excess Deferrals the Employee has assigned to this Plan (as adjusted for allocable income or loss), in accordance with Section 13.2.

ARTICLE XIV - NONDISCRIMINATION RULES

14.1	Definitions Applicable to the Nondiscrimination Rules.
For purposes of this Article XIV, the following terms when capitalized and used in this Article XIV shall have the meaning ascribed to them in this Section 14.1.
(a)	“Actual Deferral Percentage” means the ratio (expressed as a percentage) of Pre-tax Contributions made on behalf of an Eligible Employee for the Plan Year to the Eligible Employee’s Compensation for the Plan Year. A Non-highly Compensated Employee’s Actual Deferral Percentage does not include elective deferrals made to this Plan or to any other Plan maintained by the Employer, to the extent such Pre-tax Contributions exceed the limitation on Pre-tax Contributions set forth in Article XIII. However, a Highly Compensated Employee’s Actual Deferral Percentage does include elective deferrals made to this Plan or to any other Plan maintained by the Employer, to the extent such Pre-tax Contributions exceed the limitation on Pre-tax Contributions set forth in Article XIII.

(b)	“Average Actual Deferral Percentage” means, for any group of Eligible Employees who are Participants or eligible to be Participants, the average (expressed as a percentage) of the Actual Deferral Percentages for each of the Eligible Employees in that group, including those for whom no Pre-tax Contributions were made.

If the Plan Administrator elects to: (i) calculate the Average Actual Deferral Percentage for Employees who have not met the minimum age and service requirements of Code § 410(a)(1)(A) separately for coverage pursuant to Code § 410(b)(4)(B), and (ii) exclude from the Average Actual Deferral Percentage calculation all Non-highly Compensated Employees who have not met such minimum age and service requirements pursuant to Code § 401(k)(3)(F), the Plan is not required to use the same method for crediting service (e.g., elapsed time or actual counting of hours) for both of these tests.

14.2	Actual Deferral Percentage Test.
(a)	With respect to each Plan Year, the Average Actual Deferral Percentage for Eligible Employees who are Participants or eligible to be Participants must satisfy one of the following tests:
(i)	The Average Actual Deferral Percentage for the Plan Year for Highly Compensated Employees who are Participants or eligible to be Participants for the Plan Year shall not exceed the Average Actual Deferral Percentage for the preceding Plan Year for Non-highly Compensated Employees who are Participants or eligible to be Participants for the preceding Plan Year multiplied by 1.25; or

(ii)	The Average Actual Deferral Percentage for the Plan Year for Highly Compensated Employees who are Participants or eligible to be Participants for the Plan Year shall not exceed the Average Actual Deferral Percentage for the preceding Plan Year for Non-highly Compensated Employees who are Participants or eligible to be Participants for the preceding Plan Year multiplied by two; provided that the Average Actual Deferral Percentage for such Highly Compensated Employees does not exceed the Average Actual Deferral Percentage for such Non-highly Compensated Employees by more than two percentage points.

(b)	The Plan Administrator may elect to calculate the Average Actual Deferral Percentage in subsection (a) pursuant to Code § 401(k)(3)(F) by excluding the Non-highly Compensated Employees who have not met the minimum age and service requirements of Code section 410(a)(1)(A).

(c)	The portion of the Plan that covers collectively bargained Employees shall be tested separately under subsection (a) from the portion of the Plan that covers other Employees, except that the Plan Administrator may elect to test collectively bargained Employees – (1) separately by each collective bargaining unit, (2) by aggregating collective bargaining units into two or more groups, on a basis that is reasonable and reasonably consistent from Plan Year to Plan Year, or (3) by a combination of these methods.

Notwithstanding the above, the Employer may elect to use the Average Actual Deferral Percentage for Non-highly Compensated Employees for the Plan Year being tested rather than the preceding Plan Year provided such election must be evidenced by a Plan amendment and once made may not be changed except as provided by the Secretary of the Treasury.

14.3	More Than One Employer-Sponsored Plan Subject to the ADP Test.
For purposes of this Article XIV, the Actual Deferral Percentage for any Highly Compensated Employee who is a participant under two or more arrangements described in Code § 401(k) sponsored by any employer within the PepsiCo Organization shall be determined as if all such arrangements (other than arrangements that may not be aggregated under applicable regulations) were one Code § 401(k) arrangement. If the Code § 401(k) arrangements in which the Highly Compensated Employee participates have different plan years, the aggregate Actual Deferral Percentage shall be determined by counting the deferrals made to such arrangements in the plan years ending in the same calendar year.

14.4	Recharacterization of Pre-tax Contributions.
If Excess Contributions have been made on behalf of a Highly Compensated Employee for the Plan Year, the Plan Administrator may recharacterize the Excess Contributions as After-tax Contributions (or voluntary contributions under another qualified plan if such plan has the same plan year), provided such recharacterization occurs within 2-1/2 months of the Plan Year being tested. All such recharacterized contributions shall be subject to the same requirements and limitations that apply to Pre-tax Contributions hereunder, in accordance with the rules set forth in Treas. Reg. § 1.401(k)-1(f)(3)(ii), including all distribution limitations, vesting requirements, funding requirements, contribution limitations and top-heavy rules. The Plan Administrator may not include Pre-tax Contributions (or other elective deferrals) in the Actual Contribution Percentage test, unless the Plan which includes the Pre-tax Contributions (or other elective deferrals) satisfies the Actual Deferral Percentage test both with and without the recharacterized Excess Deferrals included in the Actual Contribution Percentage test.

14.5	Treatment of Excess Contributions.
(a)	Excess Contributions (adjusted for allocable income or loss) which are not recharacterized in accordance with Section 14.4 shall be distributed to the appropriate Highly Compensated Employee no later than 12 months after the close of the Plan Year in which such Excess Contribution arose. To the extent deemed administratively possible and otherwise advisable by the Plan Administrator, Excess Contributions shall be distributed within 2-1/2 months after the close of the Plan Year in which such Excess Contributions arose, so as to avoid the imposition of an excise tax.

(b)	Excess Contributions shall be adjusted for any income or loss for the taxable year to which they relate, using either the method in Treas. Reg. § 1.401(k)-1(f)(4)(ii)(C) or any other reasonable method for computing the income or loss allocable to Excess Contributions; provided such other reasonable method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ accounts. Income or loss allocable to the period between the end of the taxable year and the date of distribution shall be disregarded in determining income or loss.

(c)	In calculating the amount of Excess Contributions to be distributed, such amount shall be determined by calculating the amount of Pre-tax Contributions that would have to be distributed in order for the Plan to pass the Actual Deferral Percentage test if, hypothetically, Pre-tax Contributions were distributed to Highly Compensated Employees in order of the Actual Deferral Percentages beginning with the highest of such percentages. However, after such amount has been determined, Excess Contributions shall in fact be distributed to Highly Compensated Employees on the basis of the amount of Pre-tax Contributions by, or on behalf of, each of such Highly Compensated Employee in order of the amount of Pre-tax Contributions for each such Highly Compensated Employee, beginning with the highest of such amounts.

14.6	QNECs.
The Plan Administrator may determine the Actual Deferral Percentages of Eligible Employees by taking into account QNECs and may determine the Actual Contribution Percentages of Eligible Employees by taking into account QNECs (other than QNECs used in the Actual Deferral Percentage test) made to this Plan or to any other qualified Plan maintained by the Employer provided that each of the following requirements are met:

(a)	The amount of Nonelective Contributions, including those QNECs treated as Pre-tax Contributions for purposes of the Actual Deferral Percentage Test, satisfies Code § 401(a)(4).
(b)	The amount of Nonelective Contributions, including those QNECs treated as Pre-tax Contributions for purposes of the Actual Deferral Percentage Test and those QNECs treated as Matching Contributions for purposes of the Actual Contribution Test, satisfies Code § 401(a)(4).

(c)	The QNECs are (i) allocated to the QNECs Account of Eligible Employees who are Participants as of a date within the Plan Year; (ii) not contingent upon the Eligible Employee’s continued participation in the Plan subsequent to the date of the allocation; and (iii) made to the Trust no later than the 12 month period immediately following the Plan Year to which such contribution relates.

(d)	The Plan Administrator may not include in the Actual Deferral Percentage test any QNECs under another qualified plan unless that plan has the same plan year as this Plan.
(e)	If, pursuant to this Section, the Plan Administrator has elected to include QNECs in calculating the Average Actual Deferral Percentage, the Plan Administrator shall first treat Excess Contributions as attributable proportionately to Pre-tax Contributions. If the total amount of a Highly Compensated Employee’s Excess Contributions for the Plan Year exceeds the Employee’s Pre-tax Contributions, if any, for the Plan Year, the Plan Administrator shall next treat the remaining portion of his Excess Contributions as attributable to QNECs, if any.

(f)	The Plan Administrator shall reduce the amount of Excess Contributions for a Plan Year distributable to a Highly Compensated Employee by the amount of Excess Deferrals if any, previously distributed to that Employee for the Employee’s taxable year ending in that Plan Year.

14.7	Required Plan Aggregation for Purposes of the ADP Test.
If the Employer treats two or more plans as a unit for coverage or nondiscrimination purposes, the Employer must combine the Code § 401(k) arrangements for purposes of determining whether each such arrangement satisfies the Actual Deferral Percentage test and must combine the arrangements under which matching contributions or Employee contributions are made; provided, however, that aggregation shall not be required with respect to arrangements within plans with different plan years; and provided, further, that an employee stock ownership plan (or the employee stock ownership plan portion of a plan) shall not be aggregated with a non-employee stock ownership plan (or non-employee stock ownership plan portion of a plan).

14.8	Required Plan Disaggregation for Purposes of the ADP Test.
If the Employer operates qualified separate lines of business under Code § 414(r), then to the extent required by law the Employer will disaggregate the Code § 401(k) arrangements for each Separate Line of Business for purposes of determining whether each such arrangement satisfies the Actual Deferral Percentage Test and will disaggregate the arrangements under which employee contributions are made with respect to each such Separate Line of Business.

ARTICLE XV - CODE § 415 LIMITATION

15.1	Definitions Applicable to the Code §415 Limitation.
For purposes of this Article XV, the following terms when capitalized and used in this Article XV shall have the meaning ascribed to them in this Section 15.1.
(a)	“Annual Additions” means the sum credited to a Participant for any Limitation Year of (i) Employer contributions, (ii) Employee contributions, (iii) forfeitures, (iv) amounts allocated to an individual medical account (as defined in Code § 415(l)(2)), which is part of a pension or annuity plan maintained by any 415 Affiliate and (v) amounts derived from contributions that are attributable to post-retirement medical benefits allocated to the separate account of a key employee (as defined in Code § 419A(d)(3)) under a welfare benefit fund (as defined in Code § 419(e)) maintained by any 415 Affiliate. The term Annual Additions shall not include Rollover Contributions made to the Plan or amounts restored or repaid to the Plan in accordance with Code §§ 411(a)(7)(B) and (C) and Article V of the Plan. Except to the extent provided in the Code and Treasury regulations, Annual Additions include Excess Contributions regardless of whether the Plan distributes or forfeits such excess amounts. Excess Deferrals are not Annual Additions unless distributed after the April 15th following the Plan Year in which such Excess Deferrals were made.

(b)	“Defined Contribution Plan” means any plan of the type defined in Code §414(i) maintained by any 415 Affiliate which is described in Code §415(k)(1).
(c)	“415 Affiliate” means a member of the PepsiCo Organization, as defined in Section 1.43; provided, however, that for purposes of determining whether a corporation is a member of a “controlled group of corporations” (within the meaning of Code § 414(b) of which the Company is also a member) the phrase “more than 50 percent” shall be substituted for the phrase “at least 80 percent” wherever the latter phrase appears in Code § 1563(a)(1).

(d)	“415 Compensation” means Compensation, including (to the extent not otherwise included) elective contributions that are made by an Employer that are not includible in gross income under Code §§ 125, 402(e)(3) and 132(f)(4).

(e)	"Limitation Year" means the Plan Year.
15.2	Code §415 Limitation on Annual Additions.
(a)	Notwithstanding any other provision of the Plan to the contrary, except to the extent permitted under Section 3.2(c) and Code § 414(v), Annual Additions credited under the Plan and all other Defined Contribution Plans maintained by any 415 Affiliate with respect to each Participant for any Limitation Year shall not exceed the lesser of:

(i)	(A) As of the Effective Date, $40,000; and (B) notwithstanding the preceding, such higher amount as may be determined from time to time and announced by the Secretary of the Treasury in accordance with Code § 415(d), or

(ii)	As of the Effective Date, 100% of the Participant's 415 Compensation for such Limitation Year.
(b)	If the Plan Administrator determines during a Plan Year that a Participant will likely exceed the limit imposed by Section 15.2(a) (assuming that a Participant’s Contribution Election remains in effect for the remainder of the Limitation Year, and based on the Plan Administrator’s estimate of a Participant’s 415 Compensation for the Limitation Year), the Plan Administrator may reduce or eliminate the Participant’s unmatched Pre-tax Contributions. If an allocation of Employer contributions would result in an Excess Annual Addition to the Participant’s Account (other than an Excess Annual Addition which results from the application of the nondiscrimination rules under Article XIV), the Plan Administrator may reallocate the Excess Annual Addition to the remaining Participants who are eligible for an allocation of Employer contributions for the Plan Year in which the Limitation Year ends. The Plan Administrator shall reallocate the Excess Annual Additions pursuant to the allocation method under the Plan as if the Participant whose Account otherwise would receive such Excess Annual Addition were not eligible for an allocation of Employer contributions. As soon as administratively feasible after the end of the Plan Year, the Plan Administrator shall determine the actual limit which should have applied to the Participant under Section 15.2(a) based on the Participant’s actual 415 Compensation for such Limitation Year.

If after the end of a Plan Year, the Plan Administrator determines that the Annual Additions credited under the Plan with respect to a Participant for any Limitation Year exceed the limitations of Section 15.2(a) as a result of (i) the allocation of forfeitures, (ii) a reasonable error in estimating the Participant’s 415 Compensation for the Limitation Year, (iii) a reasonable error in determining the amount of Pre-tax Contributions that the Participant may contribute or (iv) any other circumstance permitted pursuant to the regulations and rulings promulgated under Code § 415, then the amount of contributions credited to the Participant’s Accounts in that Plan Year shall be adjusted to the extent necessary to satisfy that limitation in accordance with the following order of priority:

(i)	The Participant’s Pre-tax Contributions shall be reduced to the extent necessary. The amount of the reduction shall be returned to the Participant, together with any earnings on the contributions to be returned.

(ii)	The Participant’s Employer contributions shall be forfeited and used to reduce Employer contributions for the Participant for the next Limitation Year (and succeeding Limitation Years, as necessary) if the Participant is covered by the Plan at the end of the Limitation Year. If the Participant is not covered by the Plan as of the end of the Limitation Year, then the excess Annual Additions shall be held unallocated in a suspense account for the Limitation Year and allocated and reallocated in the next Limitation Year to all of the remaining Participants entitled to allocation of Contributions, but only to the extent that such allocation or reallocation would not cause the Annual Additions to such Participants to violate the limitations of Code § 415 for such Limitation Year. If a suspense account is in existence at any time during a Limitation Year, all amounts in the suspense account must be allocated or reallocated before any Employer contributions or Employee contributions which would constitute Annual Additions may be made to the Plan for the Limitation Year (and succeeding Limitation Years, as necessary) in accordance with the rules set forth in Treas. Reg. § 1.415-6(b)(6)(i). If a suspense account is in effect, it shall not share in investment gains or losses.

(c)	If a Participant also participates in any other Defined Contribution Plan which is subject to the limitation set forth in Section 15.2(a) above and, as a result, such limitation would be exceeded with respect to the Participant in any Limitation Year, any reduction or other permissible method necessary to ensure compliance with such limitation first shall be made under this Plan in accordance with the terms hereof. If after such correction a further reduction is necessary to ensure that the limitation set forth in Section 15.2(a) is not exceeded, Annual Additions credited under such other plan or plans with respect to the Participant shall be reduced in accordance with the provisions of such plan or plans.

15.3	Applicable Regulations.
Notwithstanding anything contained in this Article XV to the contrary, the Plan Administrator, in its sole discretion, may determine the amounts required to be taken into account under Article XV by such alternative methods as shall be permitted under applicable regulations or rulings.

ARTICLE XVI - TOP HEAVY PROVISIONS

16.1	Definitions Applicable to the Top Heavy Provisions.
For purposes of this Article XVI, the following terms when capitalized and used in this Article XVI shall have the meaning ascribed to them in this Section 16.1.
(a)	“Aggregation Group” means in the case of a Plan that is not part of either a Required Aggregation Group or a Permissive Aggregation Group, the Employer. In the case of a Plan that is part of a Required Aggregation Group but not part of a Permissive Aggregation Group, the Required Aggregation Group. In the case of a Plan that is part of a Required Aggregation Group and part of Permissive Aggregation Group, either the Required Aggregation Group or the Permissive Aggregation Group, as determined by the Plan Administrator.

(b)	“Determination Date” means, with respect to a Plan Year, the last day of the preceding Plan Year or, in the case of the first Plan Year, the last day of the Plan Year.
(c)	“Key Employee” means, as of any Determination Date, any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was:
(i)	an officer of the Employer having annual Compensation greater than $130,000 (as adjusted under Code § 416(i)(1) for Plan Years beginning after December 31, 2002);
(ii)	a Five-percent Owner of the Employer; or
(iii)	a One-percent Owner of the Employer having annual Compensation of more than $150,000.
For purposes of this subsection (c), the term “Key Employee” shall also include the Beneficiary of a Key Employee. The Plan Administrator shall determine who is a Key Employee in accordance with Code § 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

(d)	"Non-Key Employee" means an Employee who is not a Key Employee.
(e)	“One-percent Owner” means with respect to a corporation, any person who owns (or is considered as owning within the meaning of Code § 318) more than 1% of the outstanding stock of the corporation, or stock possessing more than 1% of the total voting power of the corporation.

(f)	"Participant" includes an Eligible Employee of the Plan who does not participate in the Plan.
(g)	“Permissive Aggregation Group” means each plan in the Required Aggregation Group and any other qualified plan or plans maintained by an employer within the PepsiCo Organization if such group of plans, when considered together, would meet the requirements of Code §§ 401(a)(4) and 410.

(h)	“Required Aggregation Group” means, with respect to a Plan Year for which a determination is being made, (i) this Plan, (ii) each other qualified plan of an employer within the PepsiCo Organization in which at least one Key Employee is a participant, and (iii) any other qualified plan of an employer within the PepsiCo Organization which enables any plan described in subparagraphs (i) and (ii) above to meet the requirements of Code §§ 401(a)(4) or 410.

(i)	"Top Heavy Plan" means the Plan, if any of the following conditions exists:
(i)	The Top Heavy Ratio for the Plan exceeds 60% and the Plan is not part of any Required Aggregation Group or Permissive Aggregation Group;
(ii)	If the Plan is a part of a Required Aggregation Group but is not part of a Permissive Aggregation Group, the Top Heavy Ratio for the Required Aggregation Group exceeds 60%;
(iii)	If the Plan is a part of a Required Aggregation Group and part of a Permissive Aggregation Group, the Top Heavy Ratio for the Permissive Aggregation Group exceeds 60%.
(j)	“Top Heavy Ratio” means, with respect to the plans taken into consideration, a fraction, the numerator of which is the present value of the accrued benefits for all Key Employees under the Defined Benefit Plans of the Aggregation Group as of the Determination Date for each plan plus the sum of account balances for all Key Employees under the Defined Contribution Plans of the Aggregation Group, in each case as of the respective Determination Date (including any part of any accrued benefit or account balance distributed in the five-year period ending on the Determination Date), and the denominator of which is the sum of the present value of all accrued benefits for all Non-Key Employees under the Defined Benefit Plans of the Aggregation Group plus the sum of all account balances of all Non-Key Employees under Defined Contribution Plans of the Aggregation Group, in each case as of the respective Determination Date for each plan (including any part of any accrued benefit or account balance distributed in the five-year period ending on the Determination Date), all determined in accordance with Code § 416.

For purposes of this subsection (j):
The present values of accrued benefits and the amounts of account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan or any plan aggregated with the Plan under Code § 416(g)(2) during the one-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code § 416(g)(2)(A)(i). In the case of a distribution made for a reason other than Separation from Service, death and Disability, this provision shall be applied by substituting “five-year period” for “one-year period.” In addition, the accrued benefits and accounts of any individual who has not performed services for the Employer during the one-year period ending on the Determination Date shall not be taken into account.

Generally, the Plan Administrator shall calculate the present value of accrued benefits under Defined Benefit Plans or simplified employee pension plans included within the group in accordance with the terms of those plans and Code § 416. If a Participant in a defined benefit plan is a Non-Key Employee, however, the Plan Administrator shall determine such Non-Key Employee’s accrued benefit under the accrual method, if any, which is applicable uniformly to all Defined Benefit Plans or, if there is no uniform method, in accordance with the slowest accrual rate permitted under the fractional rule accrual method described in Code § 411(b)(1)(C).

To calculate the present value of benefits under a Defined Benefit Plan, the Plan Administrator shall use the interest and mortality assumptions prescribed by the Defined Benefit Plans to value benefits for top heavy purposes.

If an aggregated plan does not have a valuation date coinciding with the Determination Date, the Plan Administrator shall value the accrued benefit or account balance under such aggregated plan as of the most recent valuation date falling within the twelve-month period ending on the Determination Date, except as Code § 416 and applicable Treasury regulations require for the first and second plan year of a Defined Benefit Plan.

The Plan Administrator shall calculate the value of account balances and accrued benefits with reference to the Determination Dates for the respective aggregated plans that fall within the same calendar year.

16.2	Application of Article XVI.
If the Plan is determined to be a Top Heavy Plan as of any Determination Date, then it shall be subject to the rules set forth in the balance of this Article XVI, beginning with the first Plan Year commencing after such Determination Date.

16.3	Minimum Vesting.
(a)	If the Plan is determined to be a Top Heavy Plan for a Plan Year, then with respect to each Participant who completes an Hour of Service during such Plan Year, such Participant’s vested interest in his Account, determined at any time that the Plan continues to be a Top Heavy Plan, shall be no less than as determined under the following table:

Years of Vesting Service	Vested Percentage
Less than 3 years	0%
3 years or more	100%
(b)	If the Plan subsequently is determined to no longer be a Top Heavy Plan, then the above minimum vesting schedule shall not apply to any portion of a Participant’s Account which is accrued on or after the first day of the first Plan Year in which the Plan is no longer a Top Heavy Plan, provided that any Participant with three or more Years of Vesting Service as of the first date on which the Plan is no longer a Top Heavy Plan may elect to continue to be vested in accordance with the above minimum vesting schedule during the period that the Plan is not a Top Heavy Plan.

16.4	Minimum Contributions.
(a)	Subject to subsection (b) of this Section, if the Plan is determined to be a Top Heavy Plan for a Plan Year, minimum Employer contributions (including forfeitures but excluding any Pre-Tax Contributions and any Employer Matching Contributions necessary to satisfy the nondiscrimination requirements of Code § 401(k) or of Code § 401(m)) shall be made on behalf of each Participant who has not Separated from Service as of the end of the Plan Year and who is not a Key Employee, of not less than the lesser of the following percentage of the Key Employee’s 415 Compensation for the Plan Year, as defined in Section 15.1(g):

(i)	3%, or
(ii)	the highest percentage of Employer contributions (including forfeitures and amounts contributed pursuant to a salary reduction agreement) made under the Plan for the Plan Year on behalf of a Key Employee.

However, if a Defined Benefit Plan which benefits a Key Employee depends on this Plan to satisfy the nondiscrimination rules of Code § 401(a)(4) or the coverage rules of Code § 410 (or another plan benefiting the Key Employee so depends on such defined benefit plan), the allocation is 3% of the Non-Key Employee’s Compensation for the Plan Year regardless of the contribution rate for the Key Employees.

(b)	If, for a Plan Year, there are no allocations of Employer contributions, forfeitures or Pre-tax Contributions for any Key Employee to the Plan, no minimum allocation shall be required with respect to the Plan Year, except as otherwise may be required because of another plan in the Aggregation Group.

(c)	The minimum allocation required under this Section 16.4 shall be made after Employer contributions and forfeitures are made.
(d)	Notwithstanding subsection (a) above, for a Plan Year, a Participant covered under this Plan, which is determined to be Top Heavy, and a Top Heavy defined benefit plan, shall receive the defined benefit minimum from the Top Heavy defined benefit plan.

Notwithstanding subsection (a) above, for a Plan Year, a Participant covered under this Plan, which is determined to be Top Heavy, and another Top Heavy defined contribution plan, shall receive the defined contribution minimum from the other Top Heavy defined contribution plan.

APPENDIX

Foreword

This Appendix sets forth additional provisions applicable to individuals specified in the Articles of this Appendix. The provisions of this Appendix govern over the provisions of the Plan that may conflict or be inconsistent with the provisions of the Appendix.

ARTICLE A – SPINOFF FROM PEPSICO 401(K) PLAN

A.1	Scope.
This article supplements the main portion of the Plan document in connection with the Spinoff of this Plan from the Pre-Spinoff Plan.
A.2	Transfer of Participation, Accounts and Elections.
(a)	All Participants who are classified as current or former Hourly Employees (determined immediately prior to the Spinoff Time) shall have their participation and Pre-Spinoff Plan interest transferred to this Plan as of the Spinoff Time. For this purpose, it is intended that a Participant shall be considered a former Hourly Employee if the Plan Administrator determines (based on the available records) that he or she was classified as an Hourly Employee when last employed by an Employer prior to the Spinoff Time. A Beneficiary’s interest in this Plan that is derived from an individual described in the two preceding sentences shall also be transferred, and any reference to a Participant or Participant’s interest in this Article A shall also refer to any Beneficiary and Beneficiary’s interest related thereto. A Participant whose participation and Pre-Spinoff Plan interest is transferred pursuant to this subsection may be referred to as a “Transferred Hourly Employee.”

(b)	All elections of Transferred Hourly Employees in effect under the Pre-Spinoff Plan immediately prior to the Spinoff Time, including contribution rate elections, investment elections, beneficiary designations and distribution elections, shall be transferred to this Plan as of the Spinoff Time. Such elections shall remain in effect under this Plan, until changed in accordance with its terms.

(c)	Effective as of the Spinoff Time, each Transferred Hourly Employee’s account balance under the Pre-Spinoff Plan (including all interests in investment funds and any outstanding loans) shall be transferred to this Plan and shall become the Hourly Employee’s initial Account balance under this Plan. The actual transfer shall occur as soon as practicable following the Spinoff Time. In the case of any loan, the promissory note and documentation related to the loan shall be transferred to this Plan, and this Plan shall succeed to all of the rights that the Pre-Spinoff Plan had with respect to such loan immediately prior to the Spinoff Time.

(d)	To the extent required by law, a Transferred Hourly Employee’s service under the Pre-Spinoff Plan shall be transferred to this Plan and shall be recognized and taken into account under this Plan as of the Spinoff Time for all purposes (including eligibility and vesting) as service under this Plan.

(e)	The rights and benefits of Transferred Hourly Employees and their Beneficiaries (and of those claiming through or on behalf of such individuals) on and after the Spinoff Time shall be governed exclusively by the terms of this Plan. Following the Spinoff, such individuals shall look solely to this Plan for any benefits or rights that are claimed to derive from the Pre-Spinoff Plan.

A.3	Blackout Periods.
To effectuate the transfer of the Hourly Employees into this Plan, the plan administrator of the Pre-Spinoff Plan shall declare certain “Blackout Periods” during which certain participants shall be restricted from making certain changes to their Pre-Spinoff Plan elections and/or prohibited from withdrawing and transferring amounts in the Pre-Spinoff Plan to the extent specified by such plan administrator. While a participant is restricted from engaging in certain transactions during the Blackout Periods, amounts in participants’ accounts will remain invested in the investment funds elected prior to the Blackout Period (except for any exceptions as disclosed by the plan administrator of the Pre-Spinoff Plan) and will remain subject to market fluctuations during the Blackout Periods. The scope and duration of the Blackout Periods are entirely subject to the discretion of the plan administrator of the Pre-Spinoff Plan and may be different for various groups of participants and/or various investment funds, all as determined by such plan administrator.

ARTICLE B – MERGER OF THE TROPICANA PLANS

B.1	Scope.
This article supplements the main portion of the Plan document in connection with the merger of the Tropicana Teamsters Plan and the Tropicana Union Plan with and into this Plan.
B.2	Definitions.
When used in this Article B, the following phrases shall have the meanings set forth below. Except as otherwise provided in this Article B, all terms that are defined in Article I shall have the meaning assigned to them in Article I.

(a)	“Merger Time” means immediately after the occurrence of the Spinoff on January 1, 2002.
(b)	“Transferred Tropicana Participant” shall have the meaning given to it in Section C.3(a) below.
(c)	“Tropicana Plans” means the Tropicana Union Plan, the Tropicana Teamsters Plan or both as the context requires.
B.3	Transfer of Participation, Accounts and Elections.
(a)	All participants of the Tropicana Plans shall have their participation and plan interest transferred to this Plan as of the Merger Time. A Beneficiary’s interest in this Plan that is derived from an individual described in the preceding sentence shall also be transferred, and any reference to a participant or participant’s interest in this Article B shall also refer to any Beneficiary and Beneficiary’s interest related thereto. A participant whose participation and plan interest is transferred pursuant to this subsection may be referred to as a “Transferred Tropicana Participant.”

(b)	Except as provided in Section B.5, all elections of Transferred Tropicana Participants in effect under the respective Tropicana Plan immediately prior to the Merger Time, including, contribution rate elections, investment elections, beneficiary designations and distribution elections, shall be transferred to this Plan as of the Merger Time. Such elections shall remain in effect under this Plan, until changed in accordance with the terms of this Plan. In the case of investment elections, such elections shall be transferred to this Plan in accordance with the mapping rules as established by the Plan Administrator.

(c)	Effective as of the Merger Time, each Transferred Tropicana Participant’s account in the respective Tropicana Plan (including any outstanding loans) shall be transferred to this Plan and shall become such participant’s initial Account balance under this Plan. The actual transfer shall occur as soon as practicable following the Merger Time. In the case of any loan, the promissory note and documentation related to the loan shall be transferred to this Plan, and this Plan shall succeed to all of the rights that the respective Tropicana Plan had with respect to such loan immediately prior to the Merger Time.

(d)	To the extent required by law, a Transferred Tropicana Participant’s service under the respective Tropicana Plan shall be transferred to this Plan and shall be recognized and taken into account under this Plan as of the Merger Time for all purposes (including eligibility and vesting) as service under this Plan.

(e)	The rights and benefits of Transferred Tropicana Participants and their beneficiaries (and of those claiming through or on behalf of such individuals) before the Merger Time shall be governed exclusively by the terms of the Tropicana Plan in which they participated.

B.4	Blackout Periods.
To effectuate the merger of the Tropicana Plans with and into this Plan, the Plan Administrator shall declare certain “Blackout Periods” during which Transferred Tropicana Participants shall be restricted from making certain changes to their elections and/or prohibited from withdrawing and transferring amounts to the extent specified by the Plan Administrator. While a Transferred Tropicana Participant is restricted from engaging in certain transactions during the Blackout Periods, amounts in their accounts will remain invested in the investment funds elected prior to the Blackout Period (including those investment funds which the Plan Administrator has provided mapping rules) and will remain subject to market fluctuations during the Blackout Periods. The scope and duration of the Blackout Periods are entirely subject to the discretion of the Plan Administrator and may be different for various groups of participants and/or various investment funds, all as determined by the Plan Administrator.

B.5	Conversion of After-Tax Contribution Elections.
A Transferred Tropicana Participant who had an election to make an After-tax Contribution to a Tropicana Plan in effect immediately prior to the Merger Time shall have such election (or portion thereof) converted to an election to make a Pre-tax Contribution to this Plan as of the Merger Time. Any portion of such After-tax Contribution election not converted to a Pre-tax Contribution shall be cancelled and considered null and void under this Plan. The conversion of After-tax Contribution elections (including the election percentage) shall be at the sole discretion of the Plan Administrator and may be different for various individuals or groups of individuals as determined by the Plan Administrator. Any subsequent Contribution Elections by Transferred Tropicana Participants shall be in accordance with Article III.

B.6	Eligibility.
(a)	Transferred Tropicana Participants. As of the Merger Time, a Transferred Tropicana Participant who has not satisfied the service requirement under the applicable Tropicana Plan to participate therein shall be eligible to participate in this Plan as follows:

(i)	If the Transferred Tropicana Participant is considered a Full-Time Employee, he or she shall be eligible to participate in this Plan as provided in Section 2.1(a)(i); and
(ii)	If the Transferred Tropicana Participant is considered a Part-Time Employee, he or she shall be eligible to participate in this Plan as of the first day of the month following completion of one month of service and the first day of every month thereafter.

For purposes of determining service under paragraph (ii) above, the Plan shall use the “elapsed time” method of determining service, i.e., the Plan shall use the rules it ordinarily uses only for determining an Employee’s vesting service.

(b)	Tropicana Employees. Any Tropicana Employee (other than a Transferred Tropicana Participant) whose hire date is considered to be after the Merger Time shall be eligible to participate in this Plan as follows:

(i)	To the extent permissible under any applicable collective bargaining agreement, such Tropicana Employee shall be eligible to participate in this Plan in accordance with the rules set forth in Article II; and

(ii)	In all other circumstances, the eligibility rules of Section B.6(a) shall apply to such Tropicana Employee.
B.7	Investment Elections.
Investment elections of Transferred Tropicana Participants will be transferred to this Plan pursuant to Section B.3(b) above in accordance with the percentage increments in effect under the Tropicana Plans immediately prior to the Merger Time. However, any changes to such investment elections under this Plan after the Merger Time shall only be made in increments of 5% as provided by Section 4.2. In addition, the Plan Administrator shall have the authority to specify mapping rules and procedures as to how investment elections of Transferred Tropicana Participants shall be mapped to this Plan.

B.8	Vesting of Prior Matching Contributions under Tropicana Union Plan.
(a)	General Vesting Schedule. Subject to subsection (b) below, any Transferred Tropicana Participant who participated in the Tropicana Union Plan shall vest in the matching contributions (“Matching Contributions”) that were credited to his or her Tropicana Union Plan account (and subsequently transferred to his or her Prior Matching Contributions Account as of the Merger Time) in accordance with the following schedule:

Years of Vesting Service	Vested Percentage
Less than 1	0%
At least 1, but less than 2	20%
At least 2, but less than 3	40%
At least 3, but less than 4	60%
At least 4, but less than 5	80%
5 or more	100%
“Years of Vesting Service” as used in this subsection shall have the same meaning given to it in Article I. In addition, the provisions of Sections 5.3 through 5.6 shall apply for purposes of this subsection, except that the last sentence of Section 5.3 shall be replaced with the following: “After a six month Period of Service that began after December 31, 2001 and after a Reemployment Commencement Date, a Participant will be 100% vested in his or her Account.”

(b)	Special Vesting Provisions. Notwithstanding subsection (a) above, a Transferred Tropicana Participant who participated in the Tropicana Union Plan (i) and that is actively employed by an Employer (or on a leave of absence from an Employer) as of the Merger Time shall become 100% vested in his or her Matching Contributions as of the Merger Time and (ii) shall become 100% vested in his or her Matching Contributions upon his or her death, Disability, or attainment of age 65 while the Transferred Tropicana Participant is an Employee.

B.9	Hardship Withdrawals.
Transferred Tropicana Participants who received a hardship withdrawal under a Tropicana Plan prior to the Merger Time shall not be permitted to have Pre-tax Contributions made to this Plan in accordance with Section 6.6(d). Any Transferred Tropicana Participant who has already been suspended from making Pre-tax Contributions to a Tropicana Plan for a period of at least 6 months prior to the Merger Time shall be able to make Pre-tax Contributions to this Plan from and after the Merger Time subject to the limitations of the second sentence of Section 6.6(d).

B.10	Certain Distribution and Payment Options.
The Tropicana Plans had certain distribution and payment options for its participants and beneficiaries which are not offered under this Plan. Notwithstanding the provisions of Article VIII, such distribution and payment options under the Tropicana Plans shall be available to Transferred Tropicana Participants and their beneficiaries. However, to the extent permissible under any applicable collective bargaining agreement, those distribution and payment options offered under the Tropicana Plans shall not be available to Transferred Tropicana Participants and their beneficiaries for distributions or payments with a scheduled commencement date on or after January 1, 2003, and the provisions of Article VIII shall govern.